EXHIBIT 2.5


PARTNERSHIP AGREEMENT OF GUSTAFSON PARTNERSHIP By and Between

Uniroyal Chemical Co./Cie and Bayer Inc.


Effective as of November 20, 1998.




TABLE OF CONTENTS

                                                   PAGE NO.

Article I
DEFINITIONS                                             1
Article II
FORMATION AND PURPOSE                                   12
     2.1     Formation.                                 12
     2.2     Name of the Partnership.                   12
     2.3     Purpose.                                   12
     2.4     Term.                                      12
     2.5     Principal Office.                          12
     2.6     Partners.                                  12
Article III
CAPITAL                                                 13
     3.1     Initial Capital Contributions.             13
     3.2     No Additional Capital Contributions
             Required.                                  13
     3.3     No Interest on Capital Contributions;
             Deficit Account.                           13
     3.4     Return of Capital Contributions.           13
     3.5     Form of Return of Capital.                 13
     3.6     Capital Accounts.                          13
     3.7     Allocations of income and loss for
             income tax purposes.                       14
     3.8     Currency.                                  14
     3.9     Distributions.                             14
Article IV
MANAGEMENT                                              15
     4.1     Board of Representatives.                  15
     4.2     Representatives; Appointment.              18
     4.3     Power to Bind Partnership.                 19
     4.4     Vacancies.                                 19
     4.5     Quorum.                                    19
     4.6     Meetings.                                  20
     4.7     Action Without a Meeting                   20
     4.8     Proxy.                                     20
     4.9     Meeting by Telephone or Video Conference.  20
     4.10    Resignations and Removal.                  20
     4.11    Compensation and Expenses.                 21
     4.12    Board Chairman.                            21
     4.13    Deadlock.                                  21
Article V
MEETINGS OF PARTNERS                                    24
     5.1     Meetings of and Voting by Partners.        24
     5.2     Services; Intercompany Dealings            25
     5.3     Duty of Partners.                          25
     5.4     Resignation or Withdrawal                  26
Article VI
OFFICERS                                                26
     6.1     Officers.                                  26
     6.2     Election and Term of Office.               26
     6.3     Removal.                                   26
     6.4     Vacancies.                                 26
     6.5     President.                                 26
     6.6     Vice Presidents.                           27
     6.7     Secretary.                                 27
     6.8     Chief Financial Officer.                   27
     6.9     Remuneration.                              27
Article VII
INDEMNIFICATION; LIMITATION OF LIABILITY;
OTHER ACTIVITIES; CONFIDENTIALITY                       28
     7.1     Indemnification by the Partnership.        28
     7.2     Notice to Partnership.                     28
     7.3     Contest by Partnership.                    28
     7.4     Advances of Expenses by Partnership.       29
     7.5     Indemnification by a Partner.              29
     7.6     Notice to Partner.                         29
     7.7     Contest by Partner.                        29
     7.8     Advances of Expenses by Partner.           30
     7.9     Other.                                     30
     7.10     Effect of Interest in Transaction.        30
     7.11     No Third Party Rights.                    30
     7.12     Insurance.                                30
     7.13     Limitation of Liability                   31
     7.14     Other Activities.                         32
     7.15     Confidential Information.                 33
     7.16     Agreements with the Partnership.          34
Article VIII
TRANSFERS AND ADMISSION OF NEW PARTNERS                 35
     8.1     Preemption Rights; Right of First Offer;
             Rights of First Refusal.                   35
     8.2     Involuntary Transfers.                     39
     8.3     Change of Control                          40
     8.4     Admission of Transferee.                   41
     8.5     Rights of Unadmitted Transferees.          42
     8.6     Preemptive Rights.                         42
     8.7     Waiver.                                    42
Article IX
DISSOLUTION AND LIQUIDATION                             43
     9.1     Events of Dissolution.                     43
     9.2     Not Dissolution.                           43
     9.3     Procedure for Winding Up and Dissolution.  43
     9.4     Termination.                               43
Article X
BOOKS, RECORDS, AND ACCOUNTING                          44
     10.1     Bank Accounts.                            44
     10.2     Books and Records.                        44
     10.3     Annual Accounting Period.                 44
     10.4     Reports.                                  45
     10.5     Tax Matters Partner.                      46
     10.6     Tax Elections and Deductions.             46
     10.7     Title to Partnership Property.            46
Article XI
AMENDMENTS; GENERAL PROVISIONS                          47
     11.1     Assurances.                               47
     11.2     Complete Agreement; Annex and Exhibits.   47
     11.3     Applicable Law.                           47
     11.4     Section Titles.                           47
     11.5     Binding Provisions.                       47
     11.6     Notices.                                  47
     11.7     Terms.                                    49
     11.8     Severability of Provisions.               49
     11.9     Alternative Dispute Resolution.           49
     11.10     Counterparts.                            51
     11.11     Estoppel Certificate.                    51
     11.12     Amendment.                               51
     11.13     Consents.                                51
     11.14     Legends.                                 51
     11.15     Parties in Interest.                     51
     11.16     Counting of Time.                        52
     11.17     English Language.                        52
     11.18     Exhibits                                 52

EXHIBITS

     Exhibit A          Partner's Names, Percentage and Capital
                        Contributions
     Exhibit B          Alternative Dispute Resolution Procedures
     Exhibit C          Forms of Operative Agreements



     PARTNERSHIP AGREEMENT

     THIS PARTNERSHIP AGREEMENT (this "Agreement") is effective as of November 20, 1998 (the "Effective Date") by and between Uniroyal Chemical Co./Cie ("Uniroyal-CA"), an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada and Bayer Inc. ("Bayer-CA"), a corporation organized under the laws of Canada and those parties listed on Exhibit A as the same may be amended from time to time.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties, intending legally to be bound, agree as follows:


Article I
DEFINITIONS

     The following capitalized terms shall have the meanings specified in this
Article I. Other terms are defined in the text of this Agreement, and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

"AAA" shall have the meaning given to such term in Section 4.13.2.

"Act" means the Partnership Act (Ontario), as the same may be amended from time to time.

"Active Ingredient" or "Active Ingredients" means any and all naturally occurring or synthetically produced substances, compounds, mixtures, or Biologicals, whether now existing or hereafter developed, which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof, whether now existing or hereafter developed.

"Affiliate" or "Affiliates" means, with respect to any Person, any other
Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "control" (including "controlled by", or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract or otherwise.

"Agency" or "Agencies" means individually and collectively, (i) the Canadian Federal Departments of Agriculture and Agri-Food, the Environment and Health, and any other federal, local, provincial or other governmental or regulatory agency in Canada which now regulates, or may in the future regulate, the use, development, registration or sale of Active Ingredients or Formulations; and
(ii) the Canadian Intellectual Property Office, and any other federal, local, provincial or other governmental or regulatory agency in Canada which now regulates, or may in the future regulate, the protection, use or registration of Technology.

"Agreement" shall have the meaning given to such term in the Preamble.

"Beneficial Owner" (including with correlative meanings, the term
"Beneficially Owned") means with respect to any Capital Stock, any Person who would be deemed a Beneficial Owner under Rule 13d-3 (or any successor rule of similar import) under the United States Securities Exchange Act of 1934, as in effect on the date in question.

"Biological" or "Biologicals" means any and all naturally occurring or synthetically produced biological organisms which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains or plants or the products thereof.

"Board" means the Partner representative committee consisting of individuals appointed by the Partners to serve as Representatives pursuant to the provisions of Article IV.

"Bona Fide Offer" means a written offer to purchase all of a Selling Partner's Partnership Interest made by a Person who is not an Affiliate of the Selling Partner, containing at least the following terms of purchase: the offered price, payment terms, closing date and any significant closing conditions.

"Calculated Purchase Price" means, as to any party's Partnership Interest, an amount equal to the Calculated Purchase Price of the Partnership multiplied by the percentage ownership interest in the Partnership represented by such Partnership Interest. Calculated Purchase Price, as to the Partnership, shall mean an amount denominated in United States dollars, equal to the product of
(a) the total EBIT of the Partnership for the twenty-four (24) month period preceding the date of the revised Soliciting Offer divided by two (2) and (b) 13.7.

"Canadian GAAP" means Canadian generally accepted accounting principles, consistently applied.

"Capital Account" shall have the meaning given to such term in Section 3.6.

"Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed to the Partnership by a Partner, net of liabilities assumed by the Partnership or to which the assets are subject.

"Capital Stock" means any and all (i) shares, interests, units, participations or other equity equivalents of or equity interests (however designated) in any Person including preferred or preference shares, (ii) partnership interests (whether general or limited) in any Person which is a partnership, (iii) membership interests or limited liability company interests in any limited liability company, and (iv) other equity or ownership interests in any Person.

"Capital Transaction" means any transaction not in the ordinary course of business that results in the Partnership's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

"C&K" means Crompton & Knowles Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts, United States.

"Change of Control" shall mean, with respect to any Partner:

     (i) any event upon which any Person, other than an Affiliate of such Partner, becomes the Beneficial Owner of Capital Stock representing: (a) greater than fifty percent (50%) of the Voting Power of such Partner, or its Parent; or
(b) greater than thirty percent (30%) of the Voting Power of such Partner or its Parent if any Capital Stock in such Partner or its Parent is Publicly Traded and if no other Person, immediately after the occurrence of such event, is the Beneficial Owner of more than thirty percent (30%) of the Voting Power of such Partner or its Parent; in either of (a) or (b), if and only if such Person and/or any of its Affiliates is engaged in a Crop Protection Business or is under an obligation to acquire a Crop Protection Business from other than a Partner or its Affiliates; and/or
     (ii) any event upon which any Person(s), other than an Affiliate of such Partner, becomes the Beneficial Owner of Capital Stock representing: (a) greater than fifty percent (50%) of the Voting Power of such Partner, or its Parent; or
(b) greater than thirty percent (30%) of the Voting Power of any such Partner or its Parent if any Capital Stock in such Partner or its Parent is Publicly Traded and if no other Person, immediately after the occurrence of such event, is the Beneficial Owner of more than thirty percent (30%) of such Voting Power; in either of (a) or (b), if and only if the direct or indirect ownership of the Partnership Interest of such Partner constitutes all or substantially all of the assets of such Partner, or its Parent whose Capital Stock is the subject of this provision; and/or

     (iii) the sale, transfer or other disposition (in one transaction or a series of transactions) to any Person(s), other than an Affiliate of such Partner, of all or a material part of the assets of the Crop Protection Business of such Partner and its Affiliates, taken as a whole as of the Effective Date of this Agreement, used in the development and manufacture of Active Ingredients and Formulations with applications to Seed Treatment; and/or

     (iv) any event upon which any Person(s), other than an Affiliate of such Partner, becomes the Beneficial Owner (in one transaction or a series of transactions) of Capital Stock representing: (a) greater than fifty percent (50%) of the Voting Power of any Affiliate(s) of such Partner, other than a Parent (an "Indirect Affiliate"); or (b) greater than thirty percent (30%) of the Voting Power of any such Indirect Affiliate if any Capital Stock of such Indirect Affiliate or Parent is Publicly Traded and if no other Person, immediately after the occurrence of such event, is the Beneficial Owner of more than thirty percent (30%) of such Voting Power; in either of (a) or (b) if and only if such Indirect Affiliate(s) owns all or a material part of the assets of the Crop Protection Business of such Partner and its Affiliates, taken as a whole as of the Effective ate of this Agreement, used in the development and manufacture of Active Ingredients and Formulations with applications to Seed Treatment; and provided, however, the provisions of items (ii), (iii) and (iv) above notwithstanding, that the sale, transfer, or other disposition, directly or indirectly, by way of Beneficial Ownership or otherwise to a Person (in one transaction or a series of related transactions) of ownership or control of both
(1) all or substantially all of the assets of the Crop Protection Business of such Partner and its Affiliates taken as a whole as of the Effective Date of this Agreement and (2) the Partnership Interest of such Partner, shall not constitute a Change of Control for purposes of this Agreement if such Person and /or any of its Affiliates is not engaged in the Crop Protection Business; and further provided, however, the provisions of items (i) through (iv) and the first proviso above notwithstanding, that any spin-off, restructuring or other transaction in which all or substantially all of the Crop Protection Business of such Partner and its Affiliates taken as a whole as of the Effective Date of this Agreement becomes owned (x) by an independent company or (y) by a joint venture company whether operated as a corporation, limited liability company, partnership, limited partnership or other form of entity, in which independent company or joint venture such Partner or Affiliate thereof owns fifty percent (50%) or more of the Capital Stock or Voting Power therein, shall not in any such case constitute a Change of Control, if such independent company or joint venture company undertakes in writing, in a form and substance reasonably satisfactory to the other Partner, to perform the obligations of an Affiliate pursuant to the Marketing Agreement and the Post-Exercise Agreement.

"Change of Control Notice" shall have the meaning given to such term in
Section 8.3.

"Compete" or "Competes" means to materially compete in all or a portion of the Seed Treatment business, or to take substantial steps to materially compete in all or a portion of the Seed Treatment business.

"Competitor" means a Person that Competes in Canada, either directly or indirectly.

"Confidential Information" means all confidential and/or proprietary information of a Person (the "Owning Person"), whether arising under statute, common law or otherwise, whether belonging wholly or in part to the Owning Person, and whether subject to license or other grant of rights by or to the Owning Person as licensor or as licensee; but specifically excluding information that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field, and information as to a Person (a "Receiving Person"), and only as to such Receiving Person, that (1) is lawfully known to such Receiving Person prior to the disclosure by the Owning Person to such Receiving Person; (2) is lawfully acquired by such Receiving Person, rightfully furnished to such Receiving Person, or Publicly Available to such Receiving Person; (3) is information which such Receiving Person can document is independently developed by such Receiving Person; (4) is lawfully reverse engineered by such Receiving Person; or (5) is required to be disclosed by such Receiving Person pursuant to law, provided such Receiving Person uses reasonable efforts to give the Owning Person reasonably detailed prior notice of such required disclosure and an opportunity to oppose such disclosure.

"Covered Partnership Person" shall have the meaning given to such term in
Section 7.1.

"Covered Partner Person" shall have the meaning given to such term in Section
7.5.

"Crop Protection Business" means the manufacture, sale or distribution of Active Ingredients, Formulations, Equipment or Other Products and/or Services.

"Cross License Agreement" means the Technology Cross License Agreement dated as of the date of this Agreement by and between Agro ST Inc. and the Partnership.

"Deadlock" means a situation where there is more than one (1) Partner, and a matter presented to the Board at a meeting or by a proposed written consent has been considered and voted on by the Board, and thirty (30) days after the date of the first vote on the matter, there continues to be a failure of the Board to reach a decision with respect to such matter, because the voting Representatives are divided, with three (3) voting Representatives voting in favor of the matter or abstaining from voting, and three (3) voting Representatives voting against such matter or abstaining from voting.

"Dispute" means any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, an alleged failure of a Partner to perform any of its obligations under this Agreement, or any claim which relates to the Confidential Information of any Partner, but, specifically excludingtherefrom, a Deadlock. For purposes of this Agreement, any disagreement as to whether any dispute, controversy or claim is a "Dispute" to be resolved pursuant to Section 11.9 hereof or a "Deadlock" to be resolved pursuant to Section 4.13 hereof shall be deemed to be a "Dispute".

"Distribution" or "Distributions" means any cash paid to a Partner by the Partnership from the operations or capital of the Partnership, other than for the payment for goods, equipment, property or services.

"Distributor Agreement" means the Distributor Agreement to be dated as of the Closing Date by and between Uniroyal-CA and the Partnership.

"EBIT" means for any period, net income or loss, plus, to the extent deducted in computing net income, interest payments and income taxes paid and/or accrued during such period.

"Effective Date" shall have the meaning given to such term in the Preamble.

"Equipment" means any and all equipment (i) of a Partner or its Affiliates that is specifically designed for or directly applicable to Seed Treatment uses or applications, and (ii) that the Partnership has the right to manufacture, develop, market or sell whether for Seed Treatment uses and applications or for other than Seed Treatment uses or applications, including without limitation seed treaters, size rights, screens, cylinders and samplers.

"Fair Market Value"means, as to any Partner's Partnership Interest, an amount equal to the Fair Market Value of the Partnership multiplied by the Percentage Interest of such Partner. Fair Market Value, as to the Partnership, shall mean the cash fair market value that an unrelated person would pay for a one hundred percent (100%) interest in the Partnership, in light of all relevant factors, in an arm's length transaction in which neither party is compelled to buy or sell, and without any discount or premium representing control of the enterprise. The Fair Market Value of the Partnership shall be determined using a valuation methodology that values the Partnership as a going concern and does not take into account any diminution in value caused by the withdrawal of either party from the Partnership or the dissolution of the Partnership in accordance with Article IX.
The parties shall cooperate with all reasonable requests from the Neutral Investment Bank for information necessary for the making of any such determination.

"Firm" shall have the meaning given to such term in Section 4.13.4.1.1.

"Fiscal Period" means the fiscal period (as that term is defined in the ITA) of the Partnership.

"Fiscal Year" means the fiscal year of the Partnership, which shall be the year ending the Saturday in December closest to the last day of December.

"Formulation" or "Formulations" means a substance or compound, or mixture of substances or compounds, which include one or more Active Ingredients, whether now existing or hereafter developed.

"GAAP Loss" shall have the meaning given to such term in the Annex.

"GAAP Profit" shall have the meaning given to such term in the Annex.

"Governing Body" shall have the meaning given to such term in Section 7.14.4.

"Gustafson LLC" means the limited liability company formed under the laws of the State of Delaware, United States of America, with such name.

"ITA" means the Income Tax Act (Canada), as the same may be amended from time to time.

"IBank Value" shall have the meaning given to such term in Section 8.1.1.4.

"Initial Capital Contribution" shall have the meaning given to such term in
Section 3.1.

"Initial Partner" or "Initial Partners" means Uniroyal-CA and Bayer-CA.

"Initial Period" shall have the meaning given to such term in Section 4.13.3.

"Interest" means an Interest Holder's share of the profits and losses of the Partnership and right to receive Distributions from the Partnership; but, specifically excluding any Partnership Rights.

"Interest Holder" means any Person who holds an Interest, whether as a Partner or as an unadmitted assignee of a Partner.

"Interest Offer" shall have the meaning given to such term in Section 8.2.2.

"Interest Seller" shall have the meaning given to such term in Section 8.2.3.

"Invest or Participate" means: (a) to acquire as a principal, partner, shareholder, member, Beneficial Owner or in any similar capacity, Capital
Stock in a Person in excess of five percent (5%) of the total Capital Stock of such Person; or (b) by contract or otherwise, to manage, operate or finance a Person, or to participate in the management, operation or financing of a Person, or to act as agent, representative, consultant or in any similar capacity for a Person, or to permit a Person to use the name of a Partner or its Affiliate.

"Involuntary Transfer" means each of the following: (i) the issuance of a receiving order against the Partner by a court of competent jurisdiction pursuant to any petition filed against the Partner under the Bankruptcy and Insolvency Act (Canada) (the "BIA"); (ii) the issuance of an order by a court of competent jurisdiction on an initial application made with respect to the Partner pursuant to the Companies' Creditors Arrangement Act (Canada); (iii) the issuance of a winding-up order by a court of competent jurisdiction with respect to the Partner pursuant to the Winding-Up and Restructuring Act (Canada); (iv) the issuance of an order pursuant to the commencement against the Partner of any proceedings under any bankruptcy, arrangement, reorganization, dissolution, liquidation, insolvency, winding-up or similar law now or hereafter in effect, for the relief from or otherwise affecting creditors of the Partner; (v) the appointment of a receiver, receiver-manager, interim receiver, monitor, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Partner or for any substantial part of the Partner's assets or property;
(vi) the commencement of a winding-up, liquidation or dissolution of the Partner's affairs; (vii) the filing with respect to the Partner of a petition in bankruptcy, which petition is not dismissed or withdrawn within a period of thirty (30) days from the dateof its filing; (viii) the commencement by the Partner of any proceedings under any bankruptcy, arrangement, reorganization, dissolution, liquidation,insolvency, winding-up or similar law now or hereafter in effect, for the relief from or otherwise affecting creditors of the Partner;
(ix) the consent by the Partner to the issuance of any order referred to in (i),
(ii), (iii) or (iv) herein or to the appointment of or taking possession by a receiver, receiver- manager, interim receiver, monitor, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Partner or for any substantial part of the Partner's assets or property; (x) the making by the Partner of any assignment for the general benefit of creditors, including without limitation any assignment made pursuant to the BIA; (xi) the failure by the Partner to meet its liabilities generally as they become due; (xii) the entry of an order of garnishment, attachment, charging order, execution, warrant, sequestration, levy, third party demand or similar proceedings by any Person who or that has a pledge of or has been granted a lien, security interest, charge or other encumbrance in or against the Interests; or (xiii) any other divestiture of a Partner by court order, self-help or other private action.

"LLC Agreement" means that certain Limited Liability Company Agreement of Gustafson LLC effective as of September 23, 1998, as amended.

"Majority Vote" means (i) in the case of a reconstituted board pursuant to
Section 4.13.3, the affirmative vote of at least three (3) of the five (5) Representatives on the Board (excluding the President); and (ii) in all other cases, the vote of at least four (4) of the six (6) Representatives on the Board (excluding the President), in all cases at a meeting of which a quorum of Representatives is participating in person, by conference telephone, video or similar communications equipment or by proxy.

"Marketing Agreement" means that certain Marketing Rights and Margin Agreement by and among C&K, the Partnership, Gustafson LLC, Bayer Corporation and Bayer-CA dated as of the date of this Agreement.

"Member" shall have the meaning given to such term in the LLC Agreement.

"Neutral Investment Bank" means an investment banking firm of international reputation which has not been engaged by a Partner or its Affiliates (a) at any time regarding matters related to the Partnership; and (b) in the last two
(2) years for any other matter, and which the Partner and its Affiliates agree not to engage in the subsequent two (2) years.

"Non-Notifying Partner" shall have the meaning given to such term in Section
8.3.

"NonSoliciting Partner" shall have the meanings given to such term in Section
8.1.1 and Section 8.1.2, respectively.

"NonSuffering Partner" shall have the meaning given to such term in Section
8.2.1.

"Notifying Partner" shall have the meaning given to such term in Section 8.3.

"Offered Interest" shall have the meaning given to such term in Section 8.2.2.

"Offered Interest Notice" shall have the meaning given to such term in Section 8.2.1.

"Operative Agreements" means the Marketing Agreement, the Pre-Exercise Agreement, the Post-Exercise Agreement and the Cross License Agreements, the forms of each of which are attached hereto as Exhibit C, and incorporated herein by reference.

"Other Products and/or Services" means (i) any products for Seed Treatment uses or applications other than Active Ingredients, Formulations and Equipment, including without colorants, dyes, pigments and coatings; and (ii) any activities of the Partnership, other than those activities set forth in Sections
4.2 and 4.3 of the Pre-Exercise Agreement and the Post-Exercise Agreement, specifically designed for or directly applicable to Seed Treatment uses or applications.

"Parent" means, as to a Partner, any Person which is the direct or indirect Beneficial Owner of fifty percent (50%) or more of the Capital Stock, having Voting Power, of such Partner.

"Partner" or "Partners" means the Initial Partners signing this Agreement and any Person who subsequently is admitted as a partner of the Partnership.

"Partner Vote" means, in the case of two Partners, the unanimous affirmative vote of both Partners.

"Partnership" means the general partnership formed in accordance with this Agreement.

"Partnership Interest" means a Partner's entire interest in the Partnership, including without limitation, a Partner's Interest and a Partner's Partnership Rights.

"Partnership Rights" means the right to: (i) inspect the Partnership's books and records; (ii) appoint Representatives and to participate in the business, affairs and management of the Partnership; and (iii) vote on, consent to or otherwise participate in any decision or action of the Partners pursuant to this Agreement or the Act; provided, however, that Partnership Rights does not include any right to disclosure of the existence of any arrangements or agreements, or any terms thereof, that are protected by confidentiality, secrecy or similar agreements with third parties, or any other arrangements or agreements that, if disclosed, would result in the Partnership being in breach of such arrangements or agreements.

"Percentage" means, as to a Partner, the percentage represented by the relationship of such Partner's Units to the total number of Units outstanding and, as to an Interest Holder who is not a Partner, the percentage of the Partner whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Partner's Interest.

"Percentage Interest" in the Partnership means, as to a Partner, the Partner's Interest represented as a percentage that such Partner's Units are to the total number of Units outstanding and, as to an Interest Holder who is not a Partner, the percentage interest of the Partner whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded that Partner's Interest.

"Person" means any individual, corporation, governmental authority, limited liability company, unlimited liability company, partnership, trust, estate, unincorporated association or other entity.

"Pest" means any plant, animal or other organism, when and if determined by an Agency to be deleterious to man or the environment.

"Post-Exercise Agreement" means the Post-Exercise Distribution and Technology License Agreement dated as of the date of this Agreement by and among Uniroyal-CA, Bayer-CA and the Partnership.

"Pre-Exercise Agreement" means the Pre-Exercise Distribution and Technology License Agreement dated as of the date of this Agreement by and between Uniroyal-CA and the Partnership.

"Price" shall have the meaning given to such term in Section 8.2.3.

"Price Notice" shall have the meaning given to such term in Section 8.2.3.

"Proposed Purchase Price" shall have the meaning given to such term in Section 8.1.1.1.

"Publicly Available" means that the information in question is available from a public source; provided, however, information shall not be deemed to be Publicly Available to a Person unless the Person contending the information is Publicly Available (i) has lawfully acquired such information through experimentation, research or other appropriate method of acquisition, and (ii) if the form in which the information is held by the Person on a particular date has commercial value, has acquired such information in the same form in which it is held on such date.

"Publicly Traded" when used in reference to any Capital Stock at any given date, means Capital Stock which is listed or authorized for quotation on the New York Stock Exchange, the American Stock Exchange, the National Market System of the Nasdaq Stock Market (or any successor to such entities) or any recognized Canadian stock exchange or listed on or included into the free market of any of the Stuttgart, Munich, Frankfurt, Dusseldorf, Hamburg or Berlin stock exchanges.

"Purchase and Contribution Agreement" means that certain Purchase and Contribution Agreement by and between Uniroyal-CA and Bayer-CA dated as of
November        , 1998.

"Representative" or "Representatives" means the individuals from time to time designated pursuant to Article IV of this Agreement as members of the Board.

"Revised Soliciting Offer" shall have the meaning given to such term in
Section 8.1.1.5.

"Seed Treatment" means any and all uses or applications of Active Ingredients, Formulations, Equipment, and Other Products and/or Services, in connection with stored grains or seeds for agricultural purposes, whether now existing or hereinafter developed.

"Solicitation Period" shall have the meaning given to such term in Section 8.1.1.6.

"Soliciting Offer" shall have the meaning given to such term in Section 8.1.1.

"Soliciting Partner" shall have the meanings given to such term in Section
8.1.1 and Section 8.1.2, respectively.

"Subsidiary" means individually and collectively, Agro ST Inc., a corporation organized under the laws of the State of Delaware, United States of America, and Industrias Gustafson S.A. DE C.V., a corporation organized under the laws of Mexico, each a wholly owned subsidiary of Gustafson LLC.

"Suffering Partner" shall have the meaning given to such term in Section
8.2.1.

"Tax Matters Partner" shall have the meaning given to such term in Section
10.5.

"Technology" means all forms of intellectual property, including without limitation, copyrights, copyright applications, patents, patent applications, inventions, industrial designs, processes, production methods, proprietary information, know-how, trade secrets, information, trademarks, trademark applications, trade names, logos and slogans, identification lists, product and technical labels, data, including registration data and Agency data, plans, blueprints, specifications, designs, manufacturing information, formulation recipes and techniques, seed safety information, seed testing techniques, efficacy data, environmental, residue, toxicology and product chemistry information, discoveries, drawings, recorded knowledge, techniques, ideas, concepts, surveys, engineering reports, test reports and procedures, manuals, materials standards, process standards, performance standards, catalogs, flow charts, formulation or technical registrations, work techniques, circuit topographies, computer and automatic machinery software and programs, related object and source code and the like whether or not protected or protectable by patent, copyright, trademark, trade secret or other proprietary rights or by any Agency; but specifically excluding Technology that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field.

"Third Party" or "Third Parties" means any and all Persons other than the Partnership, Gustafson LLC, a Partner, a Member (as that term is defined in the LLC Agreement) or any of their respective Affiliates.

"Third Party Soliciting Offer Notice" shall have the meaning given to such term in Section 8.1.2.

"Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, or other transfer by a Partner and, when used as a verb, means for a Partner to voluntarily sell, hypothecate, pledge, assign, or otherwise transfer.

"Transferee" means a Person who is the assignee, purchaser or transferee of an Interest.

"Units" means the number of units of income, gain, loss and deduction of a Partner or Interest Holder, as the case may be as determined by agreement between the Partnership and the Partners or Interest Holders from time to time. The Initial Partners shall be allocated fifty (50) Units each.

"Voting Power" (which term includes the power to vote or to direct the voting of) when used in reference to any Capital Stock shall mean the power of the holders of such Capital Stock generally to vote, with respect to any Person which is a corporation, for the election of members of the board of directors and, with respect to any other Person that is not a corporation, for the members of the Governing Body of such other Person.

     Article II
FORMATION AND PURPOSE

2.1  Formation.

     Uniroyal-CA and Bayer-CA hereby form a partnership under the laws of Ontario for the purposes set forth in and in accordance with the provisions of this Agreement.

2.2  Name of the Partnership.

     The name of the Partnership shall be "Gustafson Partnership", until changed by the Board. The Partnership may do business under that name and under any other name or names that the Board selects. The Partnership shall register any names under which it does business as required by all applicable laws.

2.3  Purpose.

     The Partnership is formed solely for the purposes of developing, formulating, manufacturing, registering, marketing and selling Active Ingredients, Formulations, Equipment and Other Products and/or Services for Seed Treatment uses and applications in Canada, and to do any and all things necessary, convenient or incidental thereto. Unless both Partners consent, or unless specifically permitted by the Operative Agreements, the Partnership shall have no authority to carry on any other business.

2.4  Term.

     The term of the Partnership shall begin upon the date of this Agreement and shall be perpetual, unless its existence is sooner terminated pursuant to this Agreement.

2.5  Principal Office.

     The principal office of the Partnership shall be located at Bay 10, 2712-37th Avenue N.E., Calgary, Alberta T1Y 5L3 or elsewhere that the Board selects.

2.6  Partners.

     The name, Percentage and Capital Contribution of each Partner is set forth on Exhibit A.

Article III
CAPITAL

3.1  Initial Capital Contributions.

     Each Partner shall contribute as the "Initial Capital Contribution" to be made by it the cash, obligations, other property or services set forth in the column headed "Initial Capital Contribution" on Exhibit A to this Agreement. The fair market value (as determined by the Board) of the Initial Capital Contribution of each Partner shall be recorded by the Board as a contribution to the capital of the Partnership.

3.2  No Additional Capital Contributions Required .

     No Partner shall be obligated, nor shall any Partner have a right, to contribute any additional capital to the Partnership, except with the prior consent of both Partners.

3.3  No Interest on Capital Contributions; Deficit Account.

     Interest Holders shall not be paid interest on their Capital
Contributions. Except as otherwise required by this Agreement, no Interest Holder shall have any liability to restore all or any portion of a deficit balance in a Capital Account.

3.4  Return of Capital Contributions.

     Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution.

3.5  Form of Return of Capital.

     If a Partner is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything but cash in return of the Interest Holder's Capital Contribution.

3.6  Capital Accounts.

     An account ("Capital Account") shall be maintained by the Partnership for each Interest Holder in accordance with the following provisions:

3.6.1 An Interest Holder's Capital Account shall be credited with the fair market value (as determined by the Board) of the Interest Holder's Capital Contributions, the amount of any Partnership liabilities assumed by the Interest Holder (other than liabilities secured by Partnership property distributed to the Interest Holder), and the Interest Holder's allocable share, as determined by the Partnership in accordance with this Agreement, of GAAP Profit.

3.6.2 An Interest Holder's Capital Account shall be debited with the amount of money and the fair market value (as determined by the Board) of any Partnership property distributed by the Partnership to the Interest Holder
(net of Partnership liabilities secured by such distributed property that such Interest Holder assumes or takes subject to), the amount of the Interest Holder's individual liabilities that are assumed by the Partnership (other than liabilities that reduce the amount of any Capital Contribution made by such Interest Holder), the Interest Holder's allocable share, as determined by the Partnership in accordance with this Agreement, of GAAP Loss.

3.6.3 If any Interest is transferred pursuant to the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.

3.7  Allocations of income and loss for income tax purposes.

     The income, gains and losses of the Partnership, as determined for income tax purposes from time to time, shall be allocated among the Interest Holders according to their Percentage Interest, subject to the provision of the Annex. If any Interest in the Partnership is transferred during a Fiscal Period, the allocations contemplated by this Article 3 and by the Annex shall be made as between the transferee and the transferor as may be agreed between the transferee and the transferor or, failing such agreement, all relevant amounts in respect of that portion of such Fiscal Period up to and including the effective date of such transfer shall be allocated to the transferor and all such amounts in respect of that portion of such Fiscal Period from and after the effective date of such transfer shall be allocated to the transferee.

3.8  Currency.

     All Capital Contributions to be made to, and Distributions to be paid by, the Partnership pursuant to this Agreement shall be made in the currency of Canada. All other payments to be made or calculated pursuant to this Agreement shall be made and calculated in the currency referred to in the relevant provision of this Agreement.

3.9  Distributions.

     Distributions other than Distributions upon liquidation shall be made to the Partners in proportion to their Percentage Interest and may be made in cash or in kind. Distributions upon liquidation shall be made to the Partners as provided in Section 9.3.

Article IV
MANAGEMENT

4.1  Board of Representatives.

     The Board of Representatives shall manage and control, and supervise the management of the business and affairs of the Partnership, and shall act together as a group. The Representatives shall have such rights, duties and powers as are specified in this Agreement.

4.1.1 The Representatives, acting as a Board, have the sole, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities necessary or appropriate to the management of the Partnership's business.

4.1.2 The Board shall have the power to delegate responsibilities and authority to subcommittees of the Board or such officers as may be appointed by the Board pursuant to Article VI from time to time, with such general or specific authority to make any contracts, enter into any transaction, and make and obtain any commitments on behalf of the Partnership and to otherwise conduct or further the Partnership's business.

4.1.3 Without limiting the generality of Sections 4.1.1 or 4.1.2, the taking of any of the following actions by the Partnership shall require the approval of a Majority Vote of the Board:

4.1.3.1 Review and approval of the budget for the Partnership for each Fiscal Year, and the annual business and midterm strategic plan for the Partnership and any subsidiaries thereof.

4.1.3.2  Creation or dissolution of any subsidiaries of the Partnership.

4.1.3.3 Establishment or modification of the Partnership's capital expenditures budget.

4.1.3.4 Appointment, removal and compensation of the Partnership's President and other officers.

4.1.3.5 Establishment, modification or termination of the Partnership's compensation and benefit programs for all employees.

4.1.3.6 Establishment or modification of the Partnership's Distribution policies.

4.1.3.7 Incurrence of or payment by the Partnership of any expenses for any capital project that exceeds or is estimated to exceed CDN$200,000.

4.1.3.8 Creation, amendment, termination or modification of any arrangement, agreement or contract between the Partnership or a Subsidiary and (i) any Partner, Gustafson LLC, a Subsidiary or any Member, (ii) an Affiliate of a Partner, Gustafson LLC, a Subsidiary or a Member, or (iii) an employee, executive officer or director or other board member or representative of a Partner,Gustafson LLC, a Member or a Subsidiary; provided however that any sublicense under the Cross License Agreement must be approved by the unanimous consent of the Board and provided further that any changes in Prices made pursuant to Article 7 of the Pre-Exercise Agreement shall not require the Board's approval to be effective; and provided further that any changes to the Prices (as defined in the Marketing Agreement) agreed to by the Partnership or a Subsidiary and (i) any Partner, Gustafson LLC, a Subsidiary or any Member, or
(ii) an Affiliate of a Partner, Gustafson LLC, a Subsidiary or a Member pursuant to Section 4 of the Marketing Agreement shall not require the Board's approval to be effective.

4.1.3.9 An acquisition or disposition of any business of the Partnership and approval of any financing associated with such acquisition or disposition.

4.1.3.10 Entrance into, or any modification of, any material research or development contract or obligation by the Partnership that would result in the Partnership exceeding the approved research or development budget by more than CDN$200,000.

4.1.3.11 Making of any loan or advance or giving any credit by the Partnership in excess of CDN$100,000, excluding trade credit, or any modification of the terms thereof.

4.1.3.12 Borrowing of money for and on behalf of the Partnership or any subsidiary, which borrowing may in the aggregate exceed CDN$100,000, or any modification of the terms thereof, excluding trade credit.

4.1.3.13 Grant of any mortgages, deeds of trust, security interests or other liens, or executing and delivering any instruments to encumber any assets of the Partnership or its subsidiaries, to secure repayment of amounts that in the aggregate exceed CDN$100,000, or permitting any liens to exist against assets of the Partnership or in amounts that in the aggregate exceed CDN$100,000.

4.1.3.14  Appointment of outside legal counsel or independent auditors.

4.1.3.15  Change of the accounting principles used by the Partnership.

4.1.3.16  Change of the Partnership's business philosophy.

4.1.3.17  Purchases by the Partnership in excess of CDN$2 million per order.

4.1.3.18 Modification of this Agreement or the certificate of incorporation, by-laws or any other organizational documents of any subsidiary of the Partnership.

4.1.3.19  Registration, marketing and development:

                    (i) any one product or registration, if the cost of such registering, marketing, and developing is expected to exceed CDN$400,000 in any one year; and

                    (ii) products and registrations, if the Partnership has materially exceeded or will materially exceed the previously approved budgets for registering, marketing and developing products; or if registering, marketing and developing costs will, in the aggregate, exceed CDN$1 million for the current Fiscal Year.

4.1.3.20  Acquisition by purchase, lease, or otherwise of any real property.

4.1.3.21  Entrance into any Capital Transaction.

4.1.3.22  Discontinuance of the Partnership's business.

4.1.3.23 Authorization of any restructuring, reorganization or recapitalization of the Partnership and the material terms and provisions thereof.

4.1.3.24 Settlement or confession of judgment in any legal matter exceeding CDN$250,000.

4.1.3.25 Except as expressly provided in Article IX of this Agreement, termination, dissolution, liquidation or winding-up of the Partnership.

4.1.3.26 Authorization to make all Partnership elections permitted under the ITA, including without limitation, elections of methods of depreciation.

4.1.3.27 The issuance of additional Interests or Partnership Interests in the Partnership or of debt securities of the Partnership.

4.1.4 Notwithstanding anything to the contrary in this Agreement or the Operative Agreements, no Partner may use its position as a Partner on the Board or its appointed Representatives on the Board to require that the Partnership do any act that would require, or condition any contract, agreement or arrangement with the other Partner or the other Partner's Affiliates on, disclosure of the Confidential Information or Technology of one Partner or its Affiliates to the other Partner, or the use of the Confidential Information or Technology of one Partner or its Affiliates by the other Partner.

4.2  Representatives; Appointment.

4.2.1 Board. Except as provided in Section 4.13 of this Agreement, the Board shall consist of seven (7) individuals: (i) six (6) Representatives, with each Representative entitled to one vote, and (ii) the President of the Partnership, who shall be a non-voting Representative.

4.2.1.1 Initial Appointment. Three (3) of the six (6) initial voting Representatives of the Board shall be appointed by Uniroyal-CA and the other three (3) of the initial voting Representatives shall be appointed by Bayer-CA, and shall serve without additional compensation or benefits from the Partnership.

4.2.1.2 Subsequent Appointments. Each year at the annual meeting of the Partners held pursuant to Section 5.1.1, Uniroyal-CA shall be entitled to appoint three (3) voting Representatives and Bayer-CA shall be entitled to appoint three (3) voting Representatives. Each voting Representative shall hold office for a one (1) year term, or until his earlier resignation or removal in accordance with this Agreement. A voting Representative may be reappointed for an unlimited number of terms.

4.2.1.3 Subsequent Transfers. Upon the Transfer by a Partner of all of its Partnership Interest to a Person who is admitted as a Partner, the transferring Partner shall cause the three (3) voting Representatives appointed by such Partner to resign, effective upon the sale. Upon the resignation of the three (3) such voting Representatives, and consummation of the sale, the newly admitted Partner will be entitled to appoint three (3) Representatives to the Board. Thereafter, the newly admitted Partner shall be entitled to appoint three
(3) voting Representatives and the non-transferring Partner shall be entitled to appoint three (3) voting Representatives. Each voting Representative shall hold office for a one (1) year term, or until his earlier resignation or removal in accordance with this Agreement. A voting Representative may be reappointed for an unlimited number of terms.

4.2.1.4 Appointment of President as Non-Voting Representative. The Board shall appoint the President as a non-voting Representative.

4.2.2  Duty of Representatives.  No Representative appointed pursuant to
Section 4.2 or serving as the non-voting Representative shall be liable to the Partnership, the other Representatives or the Partners for monetary damages for breach of fiduciary duty as a Representative or otherwise liable, responsible or accountable to the Partnership, the other Representatives or the Partners for monetary damages or otherwise for any acts performed, or for any ailure to act; provided, however, that this provision shall not eliminate or limit the liability of a Representative (i) for any breach of the Representative's duty of loyalty to the Partner appointing such Representative,
(ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Representative received any improper personal benefit, or (iv) for disclosing Confidential Information in violation of the provisions of this Agreement.

4.2.3 Duty of Seventh Voting Representative. No Representative appointed pursuant to Section 4.13.3.2 shall be liable to the Partnership, the other Representatives or the Partners for monetary damages for breach of fiduciary duty as a Representative or otherwise liable, responsible or accountable to the Partnership, the other Representatives or the Partners for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of such Representative (i) for any breach of such Representative's duty of loyalty to the Partnership, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Representative received any improper personal benefit, or (iv) for disclosing Confidential Information in violation of the provisions of this Agreement.

4.3  Power to Bind Partnership.

     Unless specifically authorized to do so by this Agreement or by the Majority Vote of the Board, no attorney-in-fact, Representative, officer, employee or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable for any purpose. No Partner shall have any power or authority to bind the Partnership unless the Partner has been specifically authorized by a Majority Vote of the Board to act as an agent of the Partnership for that specific purpose.

4.4  Vacancies.

     Any vacancy occurring in the voting Representatives of the Board, whether caused by death, resignation, removal or otherwise, may be filled only by the Partner who originally appointed the vacating voting Representative. A voting Representative appointed to fill a vacancy shall be appointed for the unexpired term of his predecessor in office.

4.5  Quorum.

     The presence, in person, by conference telephone, video or similar communications equipment, or by proxy of four (4) voting Representatives, including no less than two (2) voting Representatives from each Partner, shall constitute a quorum for the transaction of business at a Board meeting. A Majority Vote of the Board participating in a duly constituted meeting where there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by the Act or this Agreement. In the absence of a quorum, a majority of Representatives present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At a reconvening of such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally noticed.

4.6  Meetings.

4.6.1 Regular Meetings. Regular meetings of the Board shall be held at such times and places as the Board shall designate; provided, however, that for two
(2) years from the date of formation of the Partnership, the Board shall meet at least four (4) times a year. Thereafter, the Board shall meet at least annually.

4.6.2 Special Meetings. Special meetings of the Board may be called (i) by the President, (ii) by a Partner, or (ii) at the request of three (3) voting Representatives. Written or oral notice of special meetings shall be given to all Representatives at least fourteen (14) days before the dates of such meetings. No notice need be given to any Representative who attends in person or to any Representative who, in a writing executed and filed with the records of the meeting either before or after the meeting, waives such notice. Such notice or waiver of notice need not state the purpose or purposes of such meeting.

4.7  Action Without a Meeting.

     Any action that may be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken or to be taken, shall be signed by all of the voting Representatives. Such consent shall be filed with the minutes of the Board's meetings.

4.8  Proxy.

     A Representative may grant a proxy entitling any other Representative appointed by the same Partner to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The Representatives appointed by the other Partner shall be entitled to inspect the proxy on demand. Any proxy shall be filed with the minutes of the meeting.

4.9  Meeting by Telephone or Video Conference.

     A Representative may participate in a meeting of the Board by means of conference telephone, video or similar communications equipment enabling all Representatives participating in the meeting to hear one another, and participation in a meeting shall constitute presence in person at such meeting.

4.10  Resignations and Removal.

     Each Representative shall hold office at the pleasure of the Partner appointing such Representative. The resignation of any Representative shall be in writing and shall be effective immediately upon acknowledgment of receipt by a Partner. Any Representative may be removed, with or without cause, as follows:
(i) at any time, by the Partner that appointed such Representative; (ii) in the case of the President, by a Majority Vote of the Board; or (iii) by the request of the Partner that appointed such Representative, if such request is made, in preparation of the admission of a newly admitted Partner, and the appointment of Representatives by such newly admitted Partner as set forth in Section 4.2.1.

4.11  Compensation and Expenses.

     Representatives appointed pursuant to Section 4.2 shall serve without additional compensation or benefits from the Partnership. Each Partner is responsible for all expenses incurred by the voting Representatives appointed by that Partner in connection with such Representatives' activities as a Representative. The Partners shall share equally the reasonable compensation for and expenses of the seventh voting Representative appointed pursuant to
Section 4.13.3.1.

4.12  Board Chairman.

     The initial voting Representatives may elect from any of the initial voting Representatives a Chairman of the Board. Thereafter, the Chairman of the Board shall be a voting Representative appointed by the Partners as follows: each year at the annual meeting of Partners held pursuant to Section 5.1.1, the Chairman shall be appointed by a Partner, alternating yearly between Uniroyal-CA and Bayer-CA. Except as provided in Section 4.13.3.3, the Chairman shall have no additional vote other than his vote as a Representative. The Chairman of the Board shall preside at all meetings of the Board and shall perform such other duties as may be prescribed from time to time by the Board and by this Agreement.

4.13  Deadlock.

4.13.1 Memorandum. If Deadlock occurs, a Partner may circulate a memorandum to the other Partner and to the parent company of the other Partner by registered mail, return receipt requested to the address for such other Partner and such parent of such other Partner provided in Section 11.6 hereof, stating a summary of the issue, its proposed resolution of the issue, and the considerations in support of such proposed resolution.
Such memorandum shall be considered by the president, a member of the board of management or other senior executive (hereinafter "senior executive") of the parent of the Partner. Within twenty (20) days of receipt of such a memorandum by the parent of the Partner, the senior executives of the parent of each Partner shall meet to negotiate in goodfaith a mutually satisfactory resolution of the Deadlock.

4.13.2 Mediation. If such senior executives are not able to reach a mutually satisfactory resolution of the Deadlock within thirty (30) days after the date of the first such meeting, then the Partners shall attempt in good faith to mediate a resolution to the Deadlock in accordance with the procedures set forth in this Section 4.13 and Exhibit B, parts A and B, with a mediator that is mutually acceptable to both Partners. If the Partners cannot agree on such a mediator within such thirty (30) days, then either or both Partners may request, by notice to the other Partner, that a mediator be appointed by the American Arbitration Association ("AAA") to mediate the resolution of the Deadlock.

4.13.3 Initial Period. For an initial period of five (5) years after the date of formation of the Partnership ("Initial Period"), the following shall apply:

4.13.3.1 Reconstitution. If a Deadlock has occurred, and there is no resolution by Partners within ninety (90) days after the date that the mediator is agreed to, or if no agreement is reached as to a mediator, then within ninety (90) days after the date the mediator is appointed by AAA, either or both Partners may elect by giving written notice to the other Partner that the Board shall be reconstituted within sixty (60) days thereafter as an eight (8) person board.
The reconstitution means that the six (6) voting Representatives shall be removed by the Partners appointing such Representatives, and the following appointments made: (i) each Partner shall appoint three (3) persons not previously Representatives of the Partnership as voting Representatives;
(ii) a seventh Representative, independent of both Partners, shall be appointed by mutual agreement of the Partners as a seventh voting Representative; and (iii) the resident shall continue as a non-voting Representative.

4.13.3.2 Seventh Voting Representative. If the Partners cannot mutually agree upon a seventh Representative within thirty (30) days after the date of such reconstitution as provided in Section 4.13.3.1, then each Partner shall select an independent person and the two (2) persons so chosen shall select the seventh independent voting Representative. The seventh Representative shall receive reasonable compensation to serve on the Board, to be paid as provided in
Section 4.11.

4.13.3.3 No Abstention. Following reconstitution of the Board as provided in Sections 4.13.3.1 and 4.13.3.2, the Board shall vote on the issue which is the subject of the Deadlock, within a reasonable period of time following the reconstitution of the Board, but in no event later than three (3) months, and no voting Representative (including the Chairman, if any) shall abstain from voting on the issue which is the subject of the Deadlock.

4.13.3.4 Removal after Vote. After the vote on the issue which is the subject of the Deadlock, the seventh and independent Representative may be removed by a vote for such removal by any three (3) other voting
Representatives.

4.13.4 Post-Initial Period. If a Deadlock occurs after the expiration of the Initial Period, and such senior executives are not able to reach a mutually satisfactory resolution of the issue which is the subject of the Deadlock within thirty (30) days of the first meeting of such senior executives, then the Partners shall attempt in good faith to mediate a resolution to the Deadlock in accordance with this Section 4.13 and Exhibit B, parts A and B, with a mediator that is mutually acceptable to both Partners. If the Partners cannot agree on such a mediator within such thirty (30) days after such first meeting, one or both Partners may request, by notice to the other
Partner, that a mediator be appointed by the AAA to mediate the resolution of the Deadlock.

4.13.4.1 Sale. In the event that a Deadlock continues for more than six (6) months after the commencement of mediation in accordance with Section 4.13.4, then the following shall apply:

4.13.4.1.1 A Partner, by notice to the other Partner, may require the Board to solicit proposals from internationally recognized investment banking firms to provide the services outlined in Section 4.13.4.1. The Board shall select an internationally recognized investment banking firm reasonably acceptable to both Partners. If the Partners cannot mutually agree upon such firm within thirty (30) days after the date the proposals are due to the Board, then each Partner shall select a Neutral Investment Bank, and the two Neutral Investment Banks so chosen shall select a third internationally recognized investment banking firm to provide the services outlined in
 Section 4.13.4.1. The internationally recognized investment banking firm selected pursuant to this Section is hereinafter referred to as the "Firm".

4.13.4.1.2 The Firm shall promptly solicit bids from responsible prospective buyers to purchase (i) all, but not less than all, of the assets of the Partnership; and/or (ii) all, but not less than all, of the Partnership Interests in the Partnership.

4.13.4.1.3 Each Partner may submit a bid to the Firm to purchase either the other Partner's Partnership Interest or all of the assets of the Partnership, but no Partner may bid, or enter into an agreement with respect to such bid, with a Person that is not an Affiliate of such Partner.

4.13.4.1.4 If the Partners cannot mutually agree on the selection of a bid within thirty (30) days of the bid submission date, the Firm shall promptly determine the highest responsible bid and notify the Partners of its determination.

4.13.4.1.5 Upon the selection of a bid in accordance with Section 4.13.4.1.4, each Partner and the Partnership shall comply with the bid. If the bid is to purchase the assets of the Partnership, each Partner shall cause the Partnership to sell all of its assets to the selected bidder. If the bid is to purchase all the Partnership Interests in the Partnership, or in the case of Section 4.13.4.1.3, the other Partner's Partnership Interest in the Partnership, each Partner obligated to sell shall sell its Partnership interest to the selected bidder.

4.13.4.1.6  The net proceeds of any sale occurring pursuant to this Section
4.13 shall be distributed to: (i) each Partner selling its Partnership Interest, or (ii) both Partners, if the assets of the Partnership are sold, all in accordance with the terms of this Agreement. The Partnership shall be responsible for all fees and costs incurred pursuant to this Section 4.13.

4.13.5 The right of first offer and right of first refusal in Section 8.1 shall not be applicable in the event that Deadlock has occurred.

4.13.6 If a sale pursuant to Section 4.13.4.1.5 occurs, then the following shall apply:

4.13.6.1 In the case of a sale of all the Partnership Interests of both Partners, or a sale of the Partnership's assets to a Person or Persons not previously a Partner and not currently an Affiliate of a Partner, the Partners and the parents of both Partners shall be deemed to have "Divested" and to be "Divested Sponsors", as those terms are defined in the Marketing Agreement. For purposes of the Marketing Agreement, the date of such sale shall be the "Divestment Date."

4.13.6.2 In the case of a sale of one Partner's Partnership Interest to the other Partner or to an Affiliate of the other Partner, or the sale of the Partnership's assets to one Partner or to an Affiliate of one Partner, the Partner and parent of the Partner who sells its Partnership Interest or causes the Partnership to sell the assets to the other Partner or its Affiliate shall be deemed to have "Divested" and to be a "Divested Sponsor", as those terms are defined in the Marketing Agreement. For purposes of the Marketing Agreement, the date of such sale shall be the "Divestment Date."

4.13.6.3 In the case of a sale of a Partner's Partnership Interest to the other Partner, to an Affiliate of the other Partner, or to a Person not currently a Partner, the selling Partner shall have the obligation to transfer the Post-Exercise Agreement to the purchaser, and Uniroyal-CA shall have the right, but not the obligation, to transfer the Pre-Exercise Agreement to the purchaser.

Article V
MEETINGS OF PARTNERS

5.1  Meetings of and Voting by Partners.

5.1.1 Meetings of the Partners shall be held at least annually in the month of
March or such other time as designated by the Board. A meeting of the Partners may be called at any time by four (4) voting Representatives or by a Partner Vote. Meetings of Partners shall be held at the Partnership's principal place of business or at any other place designated by the Board. Not less than fourteen (14) days, nor more than ninety (90) days, before each meeting, the Person calling the meeting shall give written notice of the meeting to each Partner entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Partner who is entitled to notice waives notice if before or after the meeting the Partner signs a waiver of the notice that is filed with the records of Partners' meetings or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of the Partners, the presence in person or by proxy of all Partners constitutes a quorum. A Partner may vote either in person or by written proxy signed by a duly authorized officer of the Partner.

5.1.2 Except as otherwise provided in this Agreement, the affirmative vote of all Partners shall be required to approve any matter coming before the Partners.

5.1.3 In lieu of holding a meeting, the Partners may vote or otherwise take action by a written instrument indicating the consent of all Partners.

5.1.4 A Partner may grant a proxy entitling any other Person appointed by the same Partner to exercise its voting rights. Such proxy shall be in writing and shall specify a termination date. The other Partner shall be entitled to inspect the proxy on demand. Any proxy shall be filed with the minutes of the meeting.

5.2  Services; Intercompany Dealings.

5.2.1 No Partner shall be required to perform services for the Partnership solely by virtue of being a Partner. Unless approved by Majority Vote of the Board, no Partner shall perform services for the Partnership or be entitled to compensation for services performed for the Partnership.

5.2.2 Notwithstanding the foregoing, the Partnership is authorized to enter into the Operative Agreements.

5.3  Duty of Partners.

     No Partner or any of its Affiliates, nor any officer, director, employee or former employee of any Partner or its Affiliates shall have any obligation, or be liable, to the Partnership, or to any Person, including any other Partner, or an Affiliate of a Partner, for: (i) exercising any of the rights of such Partner or such Affiliate under this Agreement or any of the Operative Agreements to which such Partner or its Affiliate is or will be a party; (ii) exercising or failing to exercise its rights as a Partner of the Partnership; or (iii) breach of any fiduciary or other similar duty to the Partnership, or any Person, including any other Partner or an Affiliate of a Partner by reason of such conduct, other than a breach of any Operative Agreement.

5.4  Resignation or Withdrawal

     No Partner shall have the right to resign or withdraw from the Partnership except upon termination of the Partnership as provided in Section 9.4, or upon the transfer of such Partner's Partnership Interest in accordance with Section 4.13 or Article VIII.

Article VI
 OFFICERS

6.1  Officers.

     The Board shall have the power and authority to appoint a president, general manager, secretary, chief financial officer and such other officers of the Partnership as the business of the Partnership may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Board determines. Any two or more offices may be filled by the same person, except the offices of president and chief financial officer.

6.2  Election and Term of Office.

     The officers of the Partnership shall be elected by the Board at any regular or special meeting of the Board. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death, resignation or removal. Election or appointment of an officer shall not of itself create contract rights. The Board may authorize the Partnership to enter into an employment contract with any officer in accordance with applicable law, but no such contract shall impair the right of the Board to remove any officer at any time in accordance with Section 6.3 hereof.

6.3  Removal.

     Any officer may be removed by the Board, whenever in its judgment the best interests of the Partnership will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed. The removal of the President shall include the removal of such individual as a non-voting Representative.

6.4  Vacancies.

     A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board for the unexpired portion of the term.

6.5  President.

     Except as otherwise provided in this Agreement and specifically by
Section 4.1.2 hereof, the President of the Partnership shall act as the chief executive officer and in general supervise and control the day-to-day business and affairs of the Partnership. The President shall see that all orders and resolutions of the Board are carried into effect. He may sign, with the Secretary of the Partnership or any other officer of the Partnership duly authorized by the Board, deeds, mortgages, bonds, Contracts, or other instruments that the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Partnership or shall be required by law to be otherwise signed or executed. The President shall perform such other duties as may be prescribed by the Board from time to time. Notwithstanding any provisions in this Agreement, the powers and duties of the President may be delegated by the Board to the general manager, if such officer is appointed.

6.6  Vice Presidents.

     In the absence of the President or in the event of his death, inability or refusal to act, a Vice President designated by the Board shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such duties as from time to time may be assigned to him by the President and by the Board. The Board may, at its discretion, delegate to the President the authority to appoint and remove vice presidents.

6.7  Secretary.

     The Secretary shall keep the minutes of the meetings of Partners and of the Board in one or more books provided for such purpose; cause to be given all notices of meetings of Partners and of the Board; be custodian of the legal records of the Partnership; have charge of the record of Partners; and in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board.

6.8  Chief Financial Officer.

     The Chief Financial Officer shall supervise the receipt and custody of the Partnership's funds; cause to be kept correct and complete books and records of account, including full and accurate accounts of receipts and disbursements, in books belonging to the Partnership; assume investment management responsibility for all funds and securities of the Partnership; cause to be prepared, distributed and retained all reports and records required by law regarding the Partnership's financial status; and perform such other duties as may be assigned to him, or specifically required to be performed by him, by the President and by the Board.

6.9  Remuneration.

     The remuneration of officers shall be fixed from time to time by the Board; provided, however, that the Board may delegate to the President the authority to fix the salary of all or any class of officers except the office of President.

Article VII
INDEMNIFICATION; LIMITATION OF LIABILITY;
OTHER ACTIVITIES; CONFIDENTIALITY

7.1  Indemnification by the Partnership.

     The Partnership, to the fullest extent permitted by applicable law, shall indemnify, defend and hold harmless any officer, employee or agent of the Partnership (each a "Covered Partnership Person") from and against any loss, damage, or claim incurred by such Covered Partnership Person, including reasonable legal fees, disbursements and reasonable settlement payments, incurred in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which such Covered Partnership Person may be involved or be made a party by reason of such Covered Partnership Person's association with the Partnership, or by reason of any act or omission performed or omitted by such Covered Partnership Person acting in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Partnership Person by or pursuant to this Agreement, except that no Covered Partnership Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Partnership Person by reason of gross negligence, bad faith, or willful misconduct with respect to such act or omissions; provided, however, that any indemnity under this Section 7.1 shall be provided out of and to the extent of Partnership assets only, and no other Covered Partnership Person and no Partner or Representative shall have any personal liability on account thereof.

7.2  Notice to Partnership.

     In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any loss, damage or claim shall arise in respect of which indemnity may be sought pursuant to Section 7.1, such Covered Partnership Person shall promptly notify the Partnership in writing.
Failure to provide notice shall not affect the obligations hereunder except to the extent the Partnership is actually prejudiced thereby.

7.3  Contest by Partnership.

     The Partnership shall have the right to participate in and/or control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Partnership Person, at the Partnership's expense, to represent each Covered Partnership Person and any others the Partnership may designate in such claim, demand, action, suit or proceeding. The Partnership shall keep the Covered Partnership Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Partnership Person with respect thereto.

7.4  Advances of Expenses by Partnership.

     Expenses incurred by a Covered Partnership Person in defending any claim, demand, action, suit or proceeding subject to Section 7.1 shall, from time to time, upon request by the Covered Partnership Person and approval of the Board, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Partnership Person to repay such amount if it shall be ultimately determined in a judicial proceeding that such Covered Partnership Person is not entitled to be indemnified as authorized in
Section 7.1.

7.5  Indemnification by a Partner.

     Each Partner, to the fullest extent permitted by applicable law, shall indemnify, defend and hold harmless the Partnership, each Representative appointed by such Partner (including those who have been, but no longer are, such Representatives) and each other Partner (including those who have been, but no longer are, Partners) (each a "Covered Partner Person") from and against any loss, damage or claim incurred by such Covered Partner Person, including reasonable legal fees, disbursements and reasonable settlement payments incurred in connection with any claim, action, suit or proceeding or threat thereof, made or instituted (i) in which the Partnership or the other Partner may be involved, or are brought by the Partnership or the other Partner by reason of a material breach of such Partner's representations or covenants under this Agreement or otherwise or (ii) in which the Representative appointed by such Partner may be involved or be made a party by reason of such Representative's association with the Partnership or by reason of any act or omission performed or omitted by such Representative acting in good faith on behalf of the Partner or the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Representative by such Partner or the Partnership, except that no Representative shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Representative by reason of gross negligence, bad faith or willful misconduct with respect to such act or omissions.

7.6  Notice to Partner.

     In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any loss, damage or claim shall arise in respect of which indemnity may be sought pursuant to Section 7.5, such Covered Partner Person shall promptly notify the indemnifying Partner in writing. Failure to provide notice shall not affect the obligations hereunder except to the extent the indemnifying Partner is actually prejudiced thereby.

7.7  Contest by Partner.

     The indemnifying Partner shall have the right to participate in and/or control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Partner Person, at the Partner's expense, to represent each Covered Partner Person and any others the Partner may designate in such claim, demand, action, suit or proceeding. The Partner shall keep the Covered Partner Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Partner Person with respect thereto.

7.8  Advances of Expenses by Partner.

     Expenses incurred by a Covered Partner Person in defending any claim, demand, action, suit, or proceeding subject to Section 7.5 shall, from time to time, upon request by the Covered Partner Person and approval of the indemnifying
Partner, be advanced by such Partner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such Partner of an undertaking by or on behalf of the Covered Partner Person to repay such amount if it shall be ultimately determined in a judicial proceeding that such Covered Partner Person is not entitled to be indemnified as authorized in
Section 7.5.

7.9  Other.

     The indemnifications provided by Section 7.1 shall be in addition to any other rights to which a Covered Partnership Person may be entitled under any agreement, vote of the Board or otherwise, as a matter of law or equity, both as to an action in the indemnifying party's capacity as Partnership and as to an action in another capacity. The indemnifications provided by Section 7.5 shall be in addition to any other rights to which a Covered Partner Person may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to an action in the indemnifying party's capacity as a Partner, and as to an action in another capacity.

7.10  Effect of Interest in Transaction.

     No Covered Partnership Person or Covered Partner Person shall be denied indemnification in whole or in part under this Article VII or otherwise by reason of the fact that the Covered Partnership Person or Covered Partner Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

7.11  No Third Party Rights.

     The provisions of this Article VII are for the benefit of the Covered Partnership Persons and the Covered Partner Persons and shall not be deemed to create any rights for the benefit of any other Persons.

7.12  Insurance.

7.12.1 The Partnership shall maintain, at its expense, an insurance policy or policies with director (which shall include a person such as a Representative), officer or employee coverage of at least FIVE MILLION
UNITED STATES DOLLARS (US$5,000,000) to protect itself and any Covered Partnership Person against liability arising out of this Agreement or otherwise, whether or not the Partnership would have the power to indemnify any such person against such liability under applicable laws.
Each Partner shall maintain, at its expense, an insurance policy or policies to adequately protect itself and any Representative appointed by such Partner against liability arising out of this Agreement or otherwise, whether or not the Partner would have the power to indemnify any such Representative against such liability under applicable laws.
Each Partner and the Partnership shall provide to one another, upon request, evidence of such insurance.

7.12.2 The Partnership, at its expense, shall maintain property and casualty and such other insurance, in such amounts and against such risks, and with such deductibles and self insured retention limits, as the Board may, by Majority Vote, determine, provided however, that for the first year after formation of the Partnership, the Partnership shall maintain such other types and amounts of property and casualty insurance as was carried and insured against by Uniroyal-CA with respect to the Business (as defined in the Purchase and Contribution Agreement). Upon request, the Partnership shall deliver to each Partner satisfactory evidence of any such coverage.

7.13  Limitation of Liability.

7.13.1 Neither the Partners (nor any of their respective Affiliates), nor the Representatives, nor the Board shall be liable, responsible or accountable in damages or otherwise to the Partnership or the Partners for any act or omission by any such Person (which shall include any applicable entity) performed in good faith pursuant to the authority granted to such Person by this Agreement or in accordance with its provisions, and in a manner reasonably believed by such Person to be within the scope of the authority granted to such Person and in the best interest of the Partnership;
provided, however, that such Person shall retain liability for acts or omissions that involve intentional misconduct, a knowing violation of the law or for any transaction from which the Person will personally receive a benefit in money, property, or services to which the Person is not legally entitled.

7.13.2 Each of the Partners shall at all times duly and punctually pay and discharge its separate debts, liabilities, obligations, duties and agreements, whether present or future, and keep indemnified and save harmless the Partnership property and the other Partners and their respective estates and effects from all actions, proceedings, costs, claims and demands of every nature or kind whatsoever arising out of or in connection with such Partner's separate debts, liabilities, obligations, duties and agreements.

7.13.3 Except with the prior approval of the Board, the Partnership shall not enter into any contract or other obligation under which the Partnership incurs a financial obligation in excess of CDN$100,000 unless there is contained therein appropriate provisions limiting the claims of all parties to such contracts and all Persons benefitting under such obligations to the assets of the Partnership and expressly waiving any rights of such Persons to proceed against the Partners to satisfy judgment against the Partnership or any Partner individually.

7.14  Other Activities.

7.14.1 The Partners and the Partnership each acknowledge that a fundamental intent of this Agreement and expectation of the Partners and the Partnership is that, except as expressly provided in this Agreement or in the Operative Agreements, (i) the Partnership shall be the exclusive distribution channel for each Partner and their Affiliates for all Active Ingredients, Formulations, Equipment and Other Products and/or Services for Seed Treatment uses and applications in Canada, and (ii) the Partnership shall develop, formulate, manufacture, register, market and sell Active Ingredients, Formulations, Equipment and Other Products and/or Services only for Seed Treatment uses and applications inside Canada.

7.14.2 The Partnership and the Partners hereto agree to exercise in good faith all reasonable efforts to satisfy the intent and expectation set forth in
Section 7.14.1. In furtherance of that intent, and to protect adequately the Partner's Partnership Interest in the Partnership, it is necessary and essential that the Partnership and the Partners enter into and adhere to the covenants contained in this Section 7.14.

7.14.3 Except as otherwise provided in the Operative Agreements, no Partner or its Affiliates shall, either directly or indirectly: (i) Compete with the Partnership for Seed Treatment uses and applications in Canada; (ii) Invest or Participate in any Person that Competes with the Partnership for Seed Treatment uses and applications in Canada or market or sell any Post-Exercise Products to any Person; or (iii) sell, market or distribute Active Ingredients, Formulations, Equipment and Other Products and/or
Services to any Person if that such Partner or such Affiliate knows or has reason to believe such Person intends to market, sell, distribute, use or apply such Active Ingredients, Formulations, Equipment or Other Products and/or Services for Seed Treatment uses or applications inside Canada.

7.14.4 No employee of the Partnership, or employee or member of the board of directors, managing board or similar governing body ("Governing Body") of a Partner or its Affiliates shall serve as an employee or member of a Governing Body of a Competitor of the Partnership.

7.14.5 Except as otherwise provided in the Operative Agreements, the Partnership shall not develop, formulate, manufacture, register, market or sell Active Ingredients, Formulations, Equipment and Other Products and/or Services for Seed Treatment uses and applications outside Canada, or for other than Seed Treatment, regardless of where the use or application occurs, or otherwise Compete with either Partner in Seed Treatment uses or applications outside Canada or in other than Seed Treatment, regardless of where the use or application occurs.

7.14.6 Each of the Partners and the Partnership agree that during the term of this Agreement, and continuing for twelve (12) months thereafter, it will not, nor will it permit any of its Affiliates to, solicit for employment or employ any employee employed by the Partnership or either Partner, other than any employee that has been terminated by such party prior to such solicitation.

7.14.7 Without limiting the generality or effect of any other provisions of this Agreement, it is the intention of the Parties that the provisions of this Agreement shall supercede Sections 29 and 30 of the Act.

7.15  Confidential Information.

7.15.1 Except as may be specifically authorized in this Agreement or the Operative Agreements, or as may be permitted by agreements with Third Parties, or as may be specifically agreed to by the Partners and the Partnership in a writing signed by all parties, the Partnership will hold the Confidential Information of each Partner, the Partnership and any Third Party in strict confidence and take all reasonable steps to prevent use by, or disclosure to, any other Person, which steps will include at least those taken by the Partnership to protect its own Confidential Information of like kind, or use or disclose any such Confidential Information for any purpose except as provided in this Agreement, agreements with Third Parties or the Operative Agreements.

7.15.2 Except as may be specifically authorized in this Agreement or the Operative Agreements, or as may be permitted by agreements with Third Parties, or as may be specifically agreed by the Partners and the Partnership in a writing signed by all parties, the Partners will hold the Confidential Information of the other Partner, the Partnership and any Third Party in strict confidence and take all reasonable steps to prevent use by, or disclosure to, the other Partner and any other Third Parties, which steps will include at least those taken by the Partner to protect its own Confidential Information of like kind, or use or disclose any such Confidential Information for any purpose except as provided in this Agreement, agreements with Third Parties or the Operative Agreements; provided, however that a Partner may disclose Confidential Information of the Partnership and the other Partner to a Third Party in connection with a sale of the Partnership Interest pursuant to Sections 4.13 or Article VIII or a transfer, by merger, consolidation, sale or otherwise, of the shares of a Partner or its Direct or Indirect Parent or of all or substantially all of the Crop Protection Business of a Partner or its Direct or Indirect Parent; provided that prior to such disclosure, such Third Party agrees in writing not to disclose such Confidential Information to any other Third Parties or to otherwise use such Confidential Information without the prior written permission of the disclosing Partner hereto.

7.15.3


7.15.3.1 Except as specifically authorized in this Agreement or the Operative Agreements, the Partnership shall not disclose any competitively significant Confidential Information of a Partner to any Representative who works in the crop protection or agrochemical operations group of the other Partner.

7.15.3.2 Except as permitted by agreements with Third Parties, the Partnership will not disclose any competitively significant Confidential Information of a Third Party to any Partner or Representative.

7.15.3.3 Except as may be specifically authorized in this Agreement or the Operative Agreements, or as may be permitted by agreements with a Partner or as may be specifically agreed to by a Partner and the Partnership in writing, the Partnership will hold the Confidential Information of each Partner and each Partner's Affiliates in strict confidence, and take all reasonable steps to prevent use by, or disclosure to one Partner of Confidential Information of the other Partner, or the other Partner's Affiliates, which steps will include at least those taken by the Partnership to protect its own Confidential Information of like kind; provided however, the Partnership, subject to Section 7.15.3.1, may disclose Confidential Information of a Partner to the Board to the extent such disclosure is required to permit the Board to conduct the business and affairs of the Partnership pursuant to Section 4.1. Each Representative shall be required to execute an undertaking that, in the event the Representative of one Partner is given access to the Confidential Information of the other Partner or its Affiliates as a result of performing his duties on the Board, the Representative shall hold the Confidential Information of the Partner or its Affiliates in strict confidence, and will not use the Confidential Information for any purpose other than to perform his duties on the Board, and will not disclose the Confidential Information to any Person other than another Representative who is authorized, pursuant to Section 7.15.3.1, to have access to such Confidential Information.

7.15.4 Except as required by law, including provincial securities legislation, and the applicable regulations of stock exchanges, the Partnership and the Partners shall not make any announcement, press release or other public statement relating in any manner to this Agreement, the terms hereof or the relationship of the Partners without first obtaining the consent of the Partners to the disclosure proposed to be made. The Partners hereto shall not unreasonably withhold their consent to any request made by a party pursuant to this Section 7.15.4. The Partners and the Partnership shall use their best efforts to consult and coordinate with each other before making any announcement, press release or other public statement required to be made by law or pursuant to the applicable provisions of Canadian stock exchanges.

7.16  Agreements with the Partnership.

     Neither Partner shall, without the approval of a Majority Vote of the Board, permit any of its Affiliates to create, amend, terminate or modify any arrangement, agreement or contract between the Partnership and (i) any Partner, Gustafson LLC, a Subsidiary or any Member, (ii) an Affiliate of a Partner, Gustafson LLC, a Subsidiary or a Member, or (iii) an employee, executive officer or director or other board member or representative of a Partner, Gustafson LLC, a Member or a Subsidiary. Neither Partner shall, without the unanimous consent of the Board, permit any sublicense under the Cross License Agreement by it or any of its Affiliates.

Article VIII
TRANSFERS AND ADMISSION OF NEW PARTNERS

8.1  Preemption Rights; Right of First Offer; Rights of First Refusal.

  Except for sales pursuant to Section 4.13, no Partner shall Transfer any or all of its Partnership Interest without first complying with this Section 8.1.

8.1.1 Right of First Offer. If a Partner desires to Transfer its Partnership Interest, a Partner may so notify the other Partner in the manner provided in
Section 8.1.1.1 of its willingness to Transfer ("Soliciting Offer"). As used in this Section 8.1.1, the Partner desiring to Transfer shall be referred to as the "Soliciting Partner", and the other Partner shall be referred to as the "NonSoliciting Partner".

8.1.1.1 The Soliciting Partner's Soliciting Offer shall include: (i) the Percentage of Partnership Interest being proposed for Transfer which shall be that Soliciting Partner's entire Partnership Interest; (ii) the date for responding to the Soliciting Offer, which date shall not be less than thirty
(30) days after the date of the Soliciting Offer; (iii) the date of closing of the purchase of the Partnership Interest, which purchase date shall not be more than one hundred and eighty (180) days after the date of the Soliciting Offer;
(iv) a proposed purchase price for the Partnership Interest, denominated and payable in United States dollars at closing ("Proposed Purchase Price"); and (v) other basic terms and conditions of the proposed Transfer.

8.1.1.2 A Soliciting Offer is provisionally accepted by the NonSoliciting Partner if a letter of intent is signed by the Soliciting Partner and the NonSoliciting Partner in the manner and within the time frame required in the Soliciting Offer, subject to the execution of the definitive purchase agreement in accordance with the provisions of Section 8.1.1.3.
The closing of the transaction contemplated by such Soliciting Offer shall take place at the office of the Soliciting Partner's solicitors in Canada on a date which is the fifth (5) day following the date that Section 8.1.3 has been satisfied, but in no event later than one hundred and eighty (180) days after the date of the Soliciting Offer.

8.1.13 If (i) a Soliciting Offer is rejected, or is not accepted by the NonSoliciting Partner as provided in Section 8.1.1.2, or (ii) a definitive purchase agreement is not signed by both the Soliciting Partner and the NonSoliciting Partner within forty-five (45) days of the NonSoliciting Partner's acceptance of such Soliciting Offer, despite the good faith efforts of the Partners to do so, or (iii) the Transfer of the Partnership Interest fails to close in accordance with the terms of the purchase agreement (including the failure to satisfy Section 8.1.3), then, upon the occurrence of any of (i),
(ii)
or (iii), during the period ending sixty (60) months following the date of this Agreement, the Soliciting Partner may provide the NonSoliciting Partner with a revised Soliciting Offer that replaces the Proposed Purchase Price with the Calculated Purchase Price and which revises the dates for response and closing to not less than thirty (30) days from the date of the revised Soliciting Offer and not more than one hundred and eighty (180) days from the date of the revised Soliciting Offer, respectively.

8.1.1.4 Upon the occurrence more than sixty (60) months following the date of this Agreement of any of (i), (ii) or (iii) as provided in Section 8.1.1.3, if the Soliciting Partner so elects, the Soliciting Partner and the NonSoliciting Partner shall, within forty-five (45) days of such occurrence, engage a Neutral
Investment Bank to value the Partnership Interest of the Soliciting Partner, denominated and payable in United States dollars ("IBank Value"). The engagement of the Neutral Investment Bank shall be on the following terms and conditions:
 (x) the banker shall be instructed to determine the Fair Market Value of the entire Partnership Interest of the Soliciting Partner, taking into account the terms and conditions of the Soliciting Offer, other than price, (y) the instructions provided to the Neutral Investment Bank are subject to the NonSoliciting Partner's approval, which approval shall not be unreasonably withheld, and (z) at no time will the Neutral Investment Bank be advised of any Partner's current valuation of the Partnership and/or its Partnership Interest.
Such IBank Value shall be provided within forty-five (45) days of the engagement of the Neutral Investment Bank.

8.1.1.4.1 The Soliciting Partner, after obtaining the IBank Value as provided in Section 8.1.1.4, may provide the NonSoliciting Partner with a revised Soliciting Offer which replaces the Proposed Purchase Price with the IBank
Value and which revises the dates for response and for closing to be thirty (30) days from the date of the revised Soliciting Offer and one hundred and eighty
(180) days from the date of the revised Soliciting Offer, respectively.

8.1.1.4.2 If within thirty (30) days after obtaining the IBank Value as provided in Section 8.1.1.4, the Soliciting Partner does not provide the NonSoliciting Partner with a revised Soliciting Offer as provided in Section 8.1.1.4.1, the Soliciting Partner (i) shall pay the fees of the Neutral Investment Bank, and (ii) may not Transfer its Partnership Interest in accordance with this Section 8.1.1 for a period of eighteen (18) months after the date of receipt of the IBank Value, after which period the Soliciting Partner may Transfer such interest after again complying with the provisions of this Section 8.1.1.

8.1.1.5  A revised Soliciting Offer, as provided in Section 8.1.1.3 or Section
8.1.1.4.1 ("Revised Soliciting Offer") is provisionally accepted by the NonSoliciting Partner if a letter of intent is signed by the Soliciting
Partner and the NonSoliciting Partner in the manner and within the time frame required in the Revised Soliciting Offer, subject to the execution of the definitive purchase agreement in accordance with the provisions of Section
8.1.1.6. The closing of the transaction contemplated by such Revised Soliciting Offer shall take place at the office of the Soliciting Partner's solicitors in Canada on a date which is the fifth (5) day following the date that Section
8.1.3 has been satisfied, but in no event later than one hundred and eighty
(180) days after the date of the Revised Soliciting Offer, and the fees of any Neutral Investment Bank engaged as provided in Section 8.1.1.4 shall be paid one-half by the Soliciting Partner and one-half by the NonSoliciting Partner.

8.1.1.6 If (i) a Revised Soliciting Offer is rejected, or is not accepted by the NonSoliciting Partner as provided in Section 8.1.1.5, or (ii) a definitive purchase agreement is not signed by both the Soliciting Partner and the NonSoliciting Partner within forty-five (45) days of the NonSoliciting
Partner's acceptance of such Revised Soliciting Offer, despite the good faith efforts of the Partner to do so, or (iii) the Transfer of the Partnership Interest fails to close in accordance with the terms of the purchase agreement (including the failure to satisfy Section 8.1.3), then, upon the occurrence of any of (i), (ii) or (iii) the Soliciting Partner may, during the eighteen (18) month period following the occurrence of any of (i), (ii) or (iii) ("Solicitation Period"), Transfer all, but not less than all, of the Partnership Interest to a Third Party, on terms including purchase price which are reasonably similar to those in the Revised Soliciting Offer and which are economically equivalent or greater than those in the Revised Soliciting Offer. Upon the occurrence of any of
(i), (ii) or (iii), the NonSoliciting Partner shall pay the fees of any Neutral Investment Bank engaged as provided in Section 8.1.1.4.

8.1.1.7 In the event the Partnership Interest is not sold within the periods provided in Section 8.1.1.6, the Soliciting Partner shall not, after the periods,
Transfer such Partnership Interest to any Third Party without first complying with Section 8.1.2 or, at the Soliciting Partner's option, again complying with this Section 8.1.1.

8.1.2 Right of First Refusal If a Partner at any time receives a Bona Fide Offer for the purchase of its Partnership Interest, such Partner (the "Soliciting Partner") may, at its option, give the other Partner (the "NonSoliciting Partner") notice of such Bona Fide Offer (the "Third Party Soliciting Offer Notice"), provide with the Third Party Soliciting Offer Notice a copy of the Bona Fide Offer and offer to Transfer such Partnership Interest to the NonSoliciting Partner on the same terms and conditions, including purchase price, as those contained in the Bona Fide Offer, except that the closing shall take place at least ninety (90) days, and no later than one hundred eighty (180) days after the date of the Third Party Soliciting Offer Notice.

8.1.2.1 Within thirty (30) days after receipt of the Third Party Soliciting Offer Notice, the NonSoliciting Partner may elect, by written notice to the Soliciting Partner, to purchase such Partnership Interest on the same terms and conditions as contained in the Bona Fide Offer, as modified by the terms of
Section 8.1.2. Any Transfer shall be subject to the satisfaction of any necessary approvals as provided in Section 8.1.3.

8.1.2.2 In the event the NonSoliciting Partner rejects or fails to accept such offer within such thirty (30) days as provided in Section 8.1.2.1, the Soliciting Partner shall be free to Transfer such Partnership Interest to such Third Party, on the terms and conditions set forth in the Bona Fide Offer, subject to any approvals required pursuant to Section 8.1.3, provided that such Transfer occurs within two hundred and seventy (270) days after the rejection or expiration of the period in which the NonSoliciting Partner might have accepted the offer set forth in the Third Party Soliciting Offer Notice.

8.1.2.3 Any closing shall take place at the office of the Soliciting Partner's solicitors in Canada.

8.1.2.4 In the event the Soliciting Partner shall not close the Transfer of such Partnership Interest to the Third Party, on the terms and conditions in the Bona Fide Offer, within two hundred seventy (270) days from the date the NonSoliciting Partner rejects or the expiration of the period in which the NonSoliciting Partner might have accepted the offer set forth in the Third Party Offer Notice, then, except as may be otherwise permitted by Section 8.1.1, should such Soliciting Partner thereafter elect to Transfer such Partnership Interest to the same or other Third Party, on the same or other terms and conditions, the Soliciting Partner shall be required to again comply with all of the terms and provisions of Section 8.1.2.

8.1.2.5 No Partner may accept any offer from a Third Party for the purchase of such Partner's Partnership Interest without such Partner having provided the other Partner with a Third Party Soliciting Offer Notice relative to such offer and having otherwise complied with this Section 8.1.2 or without complying with Section 8.1.1.

8.1.3  Approvals.  The Transfer of any Partnership Interest pursuant to Section
8.1 shall be subject to the requirements of the Competition Act (Canada) and all other applicable federal and provincial laws and the expiration of any applicable waiting periods and the receipt of necessary approvals in connection therewith.

8.1.4  Transfer with Consent.  Notwithstanding anything to the contrary in
Section 8.1, no Partner is obligated to comply with Sections 8.1.1 and 8.1.2 prior to the Transfer of such Partner's Partnership Interest to an Affiliate of such Partner, if such Transfer is made with the consent of the other Partner, which consent shall not be unreasonably withheld, delayed or conditioned.

8.2  Involuntary Transfers.

8.2.1 Upon any Involuntary Transfer of all or any part of an Interest to anyone other than a Partner, the Partner suffering such Involuntary Transfer (the "Suffering Partner") shall immediately give notice of such Involuntary Transfer
(the "Offered Interest Notice") to the Partnership and the other Partner (the "NonSuffering Partner").

8.2.2 If the Interest of a Partner suffers an Involuntary Transfer as described in Section 8.2.1, the NonSuffering Partner shall have the right to make an offer to purchase such interest under this Section 8.2.2 upon receipt of the Offered Interest Notice or upon otherwise learning of the Involuntary Transfer (the "Offered Interest"). The NonSuffering Partner shall have a period of thirty
(30) days after the date of receipt of the Offered Interest Notice in which to make a written offer (the "Interest Offer") to purchase the Offered Interest under the terms and conditions of this Section 8.2. Failure of the NonSuffering Partner to make an Interest Offer within the required time period shall be deemed a rejection of the Offered Interest.

8.2.3 The purchase price for the Offered Interest shall be determined in accordance with this Section 8.2.3. The purchase price to be paid for the Offered Interest shall be equal to the fair market value of such Offered Interest on the date of the offer to purchase the Offered Interest (the "Price"). If the holder of the Offered Interest ("Interest Seller") and the NonSuffering Partner are able to reach agreement as to the Price, such agreed Price shall govern. If the Interest Seller and the NonSuffering Partner cannot agree on a Price within forty-five (45) days after the date of the Interest Offer, the Price shall be determined by a Neutral Investment Bank appointed by the Interest Seller and the NonSuffering Partner within one hundred and five (105) days after the date of the Interest Offer. If the Interest Seller and the NonSuffering Partner cannot agree on a Neutral Investment Bank within such period, the Price shall be determined jointly by a Neutral Investment Bank representing the Interest Seller and a Neutral Investment Bank representing the NonSuffering Partner (collectively if more than one), each to be appointed within such sixty
(60) day period. If the Neutral Investment Banks are unable to agree on a Price within thirty (30) days after the latest date of appointment, they shall within thirty-five (35) days after such latest date of appointment select a third Neutral Investment Bank who shall determine within thirty (30) days after its appointment the Price by arriving at a valuation either equal to that determined by one of the initial Neutral Investment Banks or between both initial valuations. Notwithstanding the foregoing sentence, if the higher of the values determined by the initial Neutral
Investment Banks is not in excess of 115% of the value determined by the other Neutral Investment Bank, the Neutral Investment Banks shall be deemed to have agreed upon a Price equal to the average of the two determinations. If the two initial Neutral Investment Banks are unable to agree on a third Neutral Investment Bank, they shall each appoint an independent appraiser within thirty- five (35) days after the date that they are unable to agree on the third Neutral Investment Bank. The two independent appraisers shall elect within thirty (30) days after the latest appointment a third appraiser. Each of the Interest Seller and the NonSuffering Partner shall bear the cost and expenses of the appraiser(s) it or they appoint, and each shall bear one-half of the cost and expenses of the third appraiser or the sole appraiser if only one is appointed. The NonSuffering Partner shall have a period of ten (10) days after the date of agreement as to Price, or after the date of receipt of the Price calculated by the appraisers in accordance with this Section 8.2.3 in which to give notice that it will purchase the Offered Interest at the Price ("Price Notice"). Failure of the NonSuffering Partner to give such notice within the required time period shall be deemed a rejection of the Offered Interest.

8.2.4 The Price shall be paid entirely in cash. The closing of the purchase and sale of the Offered Interest shall occur on the later of (i) eighty (80) days following the date of the Interest Offer or (ii) thirty (30) days afer the Price Notice. The Offered Interest shall be transferred free and clear of all taxes, debts, claims, judgments, liens, encumbrances or other defects.

8.2.5 Any sale of the Offered Interest shall be subject to the requirements of the Competition Act (Canada) and all other applicable federal and provincial laws and the expiration of applicable waiting periods and the receipt of necessary approvals in connection therewith.

8.2.6 If the Offered Interest is rejected by the NonSuffering Partner as described in Section 8.2.2 or 8.2.3, the NonSuffering Partner will be deemed to have consented to the sale of the Offered Interest and the Partnership Rights associated with such Offered Interest, and the admission of the purchaser of such Offered Interest as an admitted Partner. If an Involuntary Transfer is not completed pursuant to Section 8.2, the Interest Seller shall be deemed to have not received consent from the NonSuffering Partner (unless the NonSuffering Partner waives in writing its right to consent pursuant to Section 8.6) to the sale of the Partnership Interest and admission of the purchaser as a Partner; and accordingly such purchaser shall be a Transferee of any or part of the Interest of the Interest Seller and shall not be an admitted Partner; and the Interest Seller shall be deemed to have assigned its Partnership Rights, including its right to appoint Representatives, as to such Offered Interest to the NonSuffering
Partner. The Offered Interest shall remain subject to this Section 8.2 with respect to any later Involuntary Transfer.

8.3  Change of Control

  Upon the occurrence of a Change of Control with respect to any Partner (the "Notifying Partner"), the Notifying Partner shall promptly deliver written notice thereof (a "Change of Control Notice") to the other Partner (the "Non-Notifying Partner"), together with reasonable details specifying that the events described in the applicable section of this Agreement constituting such Change of Control have occurred, and such additional information reasonably requested by the Non-Notifying Partner. During the forty-five (45) days following the date of the Change of Control Notice, the Non-Notifying Partner shall deliver to the Notifying Partner a written response which shall either (i) state that the Non-
Notifying Partner will take no action pursuant to this Section regarding such Change of Control, or (ii) state the Non-Notifying Partner's election to purchase the Notifying Partner's Partnership Interest as provided in this Section at the Calculated Purchase Price. The closing of the resulting transaction will take place within thirty (30) days after delivery of such response to the Notifying Partner, subject to the requirements of the Competition Act (Canada) and all other applicable federal and provincial laws and the expiration of applicable waiting periods and the receipt of necessary approvals in connection therewith.
At such closing (x) the Non-Notifying Partner shall deliver to the Notifying Partner the Calculated Purchase Price in United States dollars, by wire transfer of same day funds to the account specified by the Notifying Partner in writing at least two (2) business days prior to such closing and (y) the Notifying Partner shall deliver to the Non-Notifying Partner a written instrument of transfer (in form and substance reasonably satisfactory to such Non-Notifying Partner) duly authorized, executed and delivered by the Notifying Partner, transferring the Notifying Partner's Partnership Interest to the Non-Notifying Partner free and clear of all taxes, debts, claims, judgments, liens, encumbrances or other charges against such Interest or other defects in title to such Interest. The failure of any Notifying Partner to deliver a Change of Control Notice as required hereby shall not relieve the Notifying Partner of its obligations hereunder or otherwise affect the rights and obligations of the parties hereunder. If the Non-Notifying Partner elects to purchase the Notifying
Partner's Partnership Interest as provided in this Section and if, due to the requirements of the Competition Act (Canada) and all other applicable federal and provincial laws, the transaction is not closed within three hundred sixty
(360) days after delivery to the Notifying Partner of the Non-Notifying Partner's written response stating such election, the Notifying Partner shall have no obligation to transfer its Partnership Interest to the Non-Notifying Partner pursuant to this Section 8.3.

8.4  Admission of Transferee.

     A Transferee will be admitted as a Partner only upon the satisfaction or waiver of conditions set forth in this Section 8.4.

8.4.1 The other Partner must consent to the admission of the Transferee, which consent may be given or denied in the absolute discretion of the other Partner.
If a sale is completed pursuant to Section 4.13, 8.1, 8.2 or 8.3, the Partners or Partner shall be deemed to have consented to the Transfer of Partnership Interest and the admission of a Transferee of the Interest as an admitted Partner of the Partnership. If a Partner transfers any or all of its Partnership Interest to an Affiliate of such Partner with the consent of the other Partner, the other Partner shall be deemed to have consented to the admission of such Affiliate as a Partner.

8.4.2 The Interest with respect to which the Transferee is seeking admission as a Partner must have been acquired in accordance with this Agreement.

8.4.3 The Transferee must become a party to this Agreement as a Partner and must execute such documents and instruments as the other Partner may reasonably request (including without limitation, amendments to the Agreement) to confirm such Transferee as a Partner in the Partnership and such Transferee's agreement to be bound by the terms and conditions of this Agreement.

8.4.4 The Transferee must pay or reimburse the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the Transferee as a Partner with respect to the transferred Interests.

8.4.5 The Transferee must provide the Partnership with an opinion of counsel satisfactory to counsel for the Partnership that the Transfer of the Interest was lawful and in accordance with the provisions of this Agreement.

8.4.6 No Person, including a Transferee, that is not a Canadian resident within the meaning of the ITA shall be admitted as a Partner in the Partnership.

8.4.7 For greater certainty, notwithstanding anything in this Agreement, no Person that is not a Canadian resident within the meaning of the ITA shall be entitled to any allocations or Distributions with respect to any Interest.

8.5  Rights of Unadmitted Transferees.

     Subject to Section 8.4.7, a Person who becomes a Transferee of Interest but who is not admitted as a Partner pursuant to Section 8.3 shall be entitled only to allocations and Distributions with respect to such Interest in accordance with this
Agreement. Such Person shall have no Partnership Rights, no right to appoint Representatives, no voting rights, no right to participate in the management of the business or to see books and records and shall not have any of the rights of a Partner under this Agreement.

8.6  Preemptive Rights.

     The Partners shall have the ability to create and sell any additional Partnership Interest on terms satisfactory to both Partners and to admit the purchaser of such Partnership Interest as a Partner pursuant to the terms of this Agreement. Each Partner shall have preemptive rights with respect to any additional Partnership Interest or Interest sold by the Partnership.

8.7  Waiver.

     The right of first offer and/or first refusal contained in Section 8.1 or the right to purchase the Offered Interest as provided in Section 8.2 may be waived in a writing signed by a Partner who is entitled to exercise that right with respect to a particular Transfer or Involuntary Transfer in which event the Partnership Interest may be sold, or a previous Transfer or Involuntary Transfer may be confirmed to be free and clear of the provisions of this Section 8. A certificate executed and acknowledged by the president or other duly authorized officer of a Partner, on behalf of the Partner, stating that the provisions of Sections 8.1 or
8.2 have been met by a Selling Partner, Soliciting Partner or Interest Seller, or that the provisions have been duly waived by the certifying Partner, or that the Transfer is exempt from Sections 8.1 and 8.2 shall be conclusive upon the certifying Partner in favor of all Persons who rely thereon in good faith. Such certificate shall be furnished to any Partner who has in fact complied with the provisions of Sections 8.1 or 8.2.

Article IX
DISSOLUTION AND LIQUIDATION

9.1  Events of Dissolution.

     The Partnership shall continue until dissolved or terminated in accordance with the terms of this Agreement. Notwithstanding any provision of the Act to the contrary, no Partner shall have the right to, and all Partners agree not to, dissolve, terminate or liquidate or to petition any court for the dissolution, termination or liquidation of the Partnership except as provided in this
Article IX.
The Partnership shall be dissolved only upon the happening of any of the following events:

9.1.1  upon the written agreement of all Partners; or

9.1.2 automatically upon the acquisition by one Partner of all of the Interests of the other Partners in the Partnership.

9.2  Not Dissolution.

     For greater certainty, the resignation, withdrawal, expulsion, or bankruptcy of a Partner or the occurrence of any other event that results in a Partner ceasing to be a Partner in the Partnership shall not result in the dissolution of the Partnership, unless either of Sections 9.1.1 or 9.1.2 is applicable, but shall trigger the provisions set forth in Section 8.2. The admission of a new Partner or Partners to the Partnership (whether by way of transfer to such new Partner or Partners of a Partnership Interest or otherwise) shall not result in the dissolution of the Partnership unless either of Sections 9.1.1 or 9.1.2 is applicable.

9.3  Procedure for Winding Up and Dissolution.

     If the Partnership is dissolved, the Board shall wind up its affairs. On winding up of the Partnership, the assets of the Partnership shall be distributed, first, to creditors of the Partnership, including Partners who are creditors,in satisfaction of the liabilities of the Partnership, and then, amounts in excess of any reserves deemed reasonably necessary by the Board to pay all of the Partnership's claims and obligations shall be distributed to the Interest Holders in accordance with their Capital Accounts.

9.4  Termination.

     The Board shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Partnership and the final Distributions of its assets.

Article X
BOOKS, RECORDS, AND ACCOUNTING

10.1  Bank Accounts.

     All funds of the Partnership shall be deposited in a bank account or accounts opened in the Partnership's name. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds therein.

10.2  Books and Records.

10.2.1 The Board shall keep or cause to be kept separate, complete and accurate books and records of the Partnership and supporting documentation of the transactions with respect to the conduct of the Partnership's business. Such books and records shall include, but not be limited to, the following:

          (a) a current list of the full name and last known business, residence and mailing address of each past and present Partner and Representative;

          (b) copies of the Partnership's tax information returns and monthly, quarterly and annual financial statements and reports described in
Section 10.4 of this Agreement for the six (6) most recent Fiscal Periods; and

          (c)     minutes of all meetings of Partners and Representatives.

10.2.2 Each Partner may request and shall promptly receive copies of and/or may inspect and copy during ordinary business hours and at the principal place of business of the Partnership any and all books and records of the Partnership, including but not limited to, those listed in Section 10.2.1 of this Agreement;
provided, however, that the Partnership is not obligated to disclose to any Partner any confidentiality, secrecy or similar agreements with Third Parties, or any agreements that, by doing so, would result in the Partnership being in breach of that agreement.

10.2.3  The books and records shall be maintained in accordance with Canadian
GAAP.

10.2.4 Each Partner shall reimburse the Partnership for all costs and expenses incurred by the Partnership in connection with the Partner's inspection and copying of the Partnership's books and records, but only to the extent such copying requires more than one (1) person day of the Partnership's time, otherwise such copying shall be at the expense of the Partnership.

10.3  Annual Accounting Period.

     The annual accounting period of the Partnership shall be its Fiscal Year.

10.4  Reports.

10.4.1 Reports to Partners. The Representatives shall cause to be prepared and sent to both Partners the following, all at the Partnership's expense:

          (a) on or prior to the last business day of the business month following the end of each fiscal quarter of a Fiscal Year, the Partnership shall cause to be delivered to each Partner unaudited balance sheets of the Partnership as at the end of such quarter and the related statements of income and statements of cash flow for the period from the beginning of such Fiscal Year to the end of such quarter, and for the period from the beginning of such quarter to the end of such quarter, in each case prepared in accordance with Canadian GAAP applied on a basis consistent with the audited financial statements of the Partnership, subject to changes resulting from audit and normal year-end adjustments. The Partnership shall also cause to be provided to each Partner, together with such financial statements, such supplemental financial information of the Partnership as is necessary to permit the parent of such Partner to prepare consolidated group financial statements under the accounting standards applicable to the parent of such Partner;

          (b) within ninety (90) days after the end of each Fiscal Year, the
Partnership shall cause to be delivered to each Partner audited balance sheets of the Partnership as at the end of such Fiscal Year and the related statements of income and statements of cash flow of the Partnership for such Fiscal Year, all in reasonable detail and accompanied by a report thereon of the Partnership's independent auditors as to such financial statements presenting fairly the financial position of the Partnership as at the dates indicated, and the results of their operations, cash flows and changes in their financial position for the period indicated in conformity with Canadian GAAP applied on a basis consistent with prior years (except as noted in the notes thereto), and as to such audit having been made in accordance with Canadian GAAP. The Partnership shall also cause to be provided to each Partner, together with such annual financial statements, a statement of the balance of such Partner's Capital Account. Not more than once per calendar year in connection with the annual audit, and not more than once in connection with each other audit conducted at the unanimous request of the Partners, each Partner and the principal independent auditor of the parent of such Partner (acting at the expense of such Partner) shall have full access to the audit work papers of the Partnership's auditors prepared in connection with issuing their audit report on the Partnership's financial statements and supporting Partnership documents (but not to any proprietary data processes of the Partnership's auditors), and the right to discuss such matters with the Partnership's auditors and management of the Partnership;
          (c) within fifteen (15) days of the end of each business month, the
Partnership shall cause to be delivered to each Partner unaudited internal management reports setting forth unaudited financial statements of the Partnership, including a balance sheet and profit and loss statement prepared in accordance with Canadian GAAP;

          (d) within five (5) business days following the end of each business month, the Partnership shall cause to be delivered to each Partner an unaudited statement of aggregate gross sales and aggregate net sales for such month; and

          (e) no later than ninety (90) days before the end of each Fiscal Year, a proposed budget for the next Fiscal Year.

10.5  Tax Matters Partner.

     Uniroyal-CA shall be designated as the tax matters partner (the "Tax Matters Partner"). The Tax Matters Partner shall file any elections pursuant to subsection
96(3) of the ITA on behalf of the Partnership. The Tax Matters Partner shall comply with all tax reporting and filing obligations of the Partnership, including as applicable, the filing on behalf of each of the Partners of the partnership return contemplated by Regulation 229 to the ITA or any similar provision.

10.6  Tax Elections and Deductions.

     (a) The Board shall have the authority to determine at its sole and absolute discretion all matters relating to taxation of the Partnership. In particular, it shall have exclusive authority to decide whether and how much to claim in respect of any deductions in respect of which discretion is afforded as to the timing, manner or quantum of deductions. Subject to the election described immediately below, it shall also have absolute discretion as to whether to make any or all Partnership elections permitted under the ITA or any other taxing statute.

     (b) Each Initial Partner and the Partnership shall jointly elect under subsection 97(2) of the ITA, and under any relevant provincial tax statute, in a timely manner in respect of the initial contributions of assets by Uniroyal-CA and Bayer-CA, respectively, to the Partnership.
 Each Partner shall bear all costs and
expenses incurred in connection with any such election filed in respect of its respective initial contribution of assets.

10.7  Title to Partnership Property.

10.7.1 Except as provided in Section 10.7.2, all real and personal property acquired by the Partnership shall be acquired and held by the Partnership in its name.

10.7.2 The Board may direct that legal title to all or any portion of the Partnership's property be acquired or held in a name other than the Partnership's name. Without limiting the foregoing, the Board may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the
Partnership. It is expressly understood and agreed that the manner of holding title to the Partnership's property (or any part thereof) is solely for the convenience of the Partnership and all of that property shall be treated as Partnership property.

10.7.3 If a Partner or an Affiliate of a Partner undertakes significant work with any auditor engaged by the Partnership, such Partner shall promptly notify the other Partner. The other Partner shall have the right to request that the Partnership's auditor resign the engagement with the Partnership. Any auditor engaged by the Partnership shall agree in the engagement letter that if such auditor determines atany time during the engagement that a conflict of interest exists between the auditor and the Partnership or a Partner, the auditor shall notify the Partnership and the Partners of the conflict of interest. Upon such notification, the Partnership or either Partner has the right to request that the Partnership's auditor resign the engagement with the Partnership.

Article XI
AMENDMENTS; GENERAL PROVISIONS

11.1  Assurances.

     Each Partner shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board deems appropriate to comply with the requirements of law for the formation and operation of the Partnership and to comply with any laws, rules, and regulations relating to the acquisition, operation or holding of the property of the Partnership.

11.2  Complete Agreement; Annex and Exhibits.

     This Agreement constitutes the complete and exclusive statement of the agreement among the Partners. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty relating to the subject matter of this Agreement. The Annex and Exhibits to this Agreement are hereby made a part of this Agreement as if set forth in full herein.

11.3  Applicable Law.

     All questions concerning the construction, validity, and interpretation of this
Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the Province of Ontario and the federal laws of Canada applicable therein.

11.4  Section Titles.

     The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

11.5  Binding Provisions.

     This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective administrators, personal and legal representatives, successors and permitted assigns.

11.6  Notices.

     All notices, offers and other communications required or permitted by this Agreement shall be in writing in the English language, may be given by a party or its legal counsel, and shall be deemed to have been duly given or made
(i) when personally delivered (provided written confirmation thereof is also delivered in person or by express courier), or (ii) upon delivery by Federal Express Mail or similar nationally recognized express courier service which provides evidence of delivery, or (iii) upon delivery of a facsimile transmission, provided a copy thereof is also delivered in person or by express courier:

     Notice to Uniroyal-CA shall be sufficient if given to:

          Uniroyal Chemical Co./Cie
          25 Erb Street
          Elmira, ON  N3B 3A3
          Attention:          David Ash, General Manager
          Facsimile Number:   (519) 669-4404
          Telephone Number:   (519) 669-1671 Ext. 228

     with a copy to

          Crompton & Knowles Corporation
          One Station Place - Metro Centre
          Stamford, CT  06902
          Attention:          Charles J. Marsden, Senior Vice President
                              and Chief Financial Officer
          Facsimile Number:     (203) 353-5424
          Telephone Number:     (203) 353-5416

     with a copy to:

          Crompton & Knowles Corporation
          One Station Place - Metro Centre
          Stamford, CT  06902
          Attention:          John T. Ferguson II, Vice President,
                              General Counsel and Secretary
          Facsimile Number:   (203) 353-5423
          Telephone Number:   (203) 353-5405

     Notice to Bayer-CA shall be sufficient if given to:

          Bayer Inc.
          77 Belfield Road
          Toronto, ON  M9W 1G6
          Attn.:               Thomas Tithecott,
                               Vice President and General Counsel
          Facsimile Number:    (416) 240-5426
          Telephone Number:    (416) 248-3055

     with a copy to:

          Bayer Corporation
          8400 Hawthorne Road
          Kansas City, MO 61420
          Attention:            Vice President and Assistant General Counsel
          Facsimile Number:     816-242-2739
          Telephone Number:     816-242-2367

     Notice to the Partnership shall be sufficient if given to:

          Gustafson Partnership
          Bay 10, 2712-37th Avenue N.E.
          Calgary, AB  T1Y 5L3
          Attn.:               General Manager
          Facsimile Number:    (403) 291-3239
          Telephone Number:    (403) 250-9481

     In the event any Partner gives notice to the Partnership pursuant to this Agreement, that Partner shall also provide a copy of such notice to the other Partner. Each party shall have the right to designate other or additional addresses or addressees for the delivery of notices, by giving notice as provided in this Section 11.6.

11.7  Terms.

     Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

11.8  Severability of Provisions.

     Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.


11.9  Alternative Dispute Resolution.

11.9.1 Subject to Sections 11.9.2 and 11.9.3, if a Dispute arises under this Agreement that cannot be resolved informally by the parties in interest (including any Disputes between any former Partner or the successors, trustees, assigns or administrators of a Partner or former Partner on the one hand and the Partnership on the other hand), a party to the Dispute shall invoke the procedures set forth in Exhibit B. All Disputes will be solely and finally settled by this Section 11.9 and such procedures.

11.9.2  Notwithstanding any thing in Section 11.9.1 to the contrary:

11.9.2.1 Nothing in Section 11.9.1 shall preclude any party from seeking a preliminary injunction or other provisional relief, either prior to, during or after the proceeding provided for in Section 11.9.1, if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

11.9.2.2 The parties shall accept as correct, final, binding and conclusive the determination by the outside accountants then employed by the Partnership as to the calculation of any and all amounts owed by one party to the other hereunder, and such determination shall not be subject to the provisions of
Section 11.9.1. Disputes as to the proper interpretation of the provisions of this Agreement that describe how those amounts are to be calculated, however, shall be subject to the provisions of Section 11.9.1.

11.9.2.3 Any recommendation, approval or determination by the Partners to remove a Person from office that they are empowered to make, give or withhold, or take under this Agreement with or without cause when taken in accordance with the terms and provisions of this Agreement shall not be subject to the provisions for dispute resolution in this Section 11.9.

11.9.3 Waiver of Trial by Jury. THE PARTNERS, FOR THEMSELVES AND FOR THE PARTNERSHIP, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT
EACH MAY
HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING
OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.

11.9.4 Consent to Jurisdiction. The Partners, for themselves and for the Partnership, each irrevocably consent that any action or proceeding against it under, arising out of or in any manner relating to this Agreement shall be brought in the courts of the Province of Ontario. The Partners and the Partnership hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding.
The Partners and the Partnership each
further irrevocably consent to the service of summons, notice or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 11.6 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the Province of Ontario in accordance with applicable law. The Partners and the Partnership each waive any objection, claim or defense which it may have at any time to the laying of venue of any such action or proceeding in any such court;
irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and further irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

11.9.5 Notwithstanding anything in Section 11.9 to the contrary, a Deadlock shall not be considered a Dispute and shall not be resolved in accordance with
Section 11.9 or Exhibit B, but shall be resolved in accordance with the provisions of Section 4.13.

11.10  Counterparts.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

11.11  Estoppel Certificate.

     Each Partner shall, within ten (10) days after written request by the Board, deliver to the requesting Person a certificate stating, to the Partner's knowledge, that (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and
(c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

11.12  Amendment.

     This Agreement may be amended by a unanimous affirmative vote of all Partners.

11.13  Consents.

     Unless otherwise explicitly provided for herein, any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

11.14  Legends.

     If certificates for any Interest are issued that evidence a Partner's Interest, each such certificate shall bear such legends as may be deemed necessary or appropriate by the Board to reflect restrictions upon transfer contemplated herein.

11.15  Parties in Interest.

     Nothing in this Agreement is intended to confer any rights or remedies on any Persons other than the Partnership and the Partners. This Agreement shall not be construed to relieve or discharge any obligations or liabilities of Third Parties, nor shall it be construed to give Third Parties any right of subrogation or action over or against the Partners or the Partnership.

11.16  Counting of Time.

     Whenever time is to be counted hereunder, counting will commence on the day notice is deemed duly given pursuant to Section 11.6 and continue for consecutive calendar days through and including the final day of the relevant period provided for in this Agreement.

11.17  English Language.

     This Agreement is made and entered into in the English language, which language shall be controlling in all respects. All communications and notices from any party to another shall likewise be in the English language.

11.18  Exhibits

     The Exhibits to this Agreement are as follows and will be attached hereto and are incorporated herein by reference.

Exhibit A:     Partner's Names, Percentage, Capital Contributions.

Exhibit B:     Alternative Dispute Resolution Procedures.

Exhibit C:     Forms of Operative Agreements.


     (the next page is the signature page)

          IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the date and year first above written.

                                   UNIROYAL CHEMICAL CO./CIE


                                   By: /s/David Ash
                                        Name:  David Ash
                                        Title: General Manager



                                   BAYER INC.


                                   By: /s/Sommer
                                        Name:  Sommer
                                        Title: VP CFO

                                   By: /s/ Thomas G. Tithecott
                                        Name: Thomas G. Tithecott
                                        Title: Secretary



     EXHIBIT A

To
Partnership Agreement
of Gustafson Partnership



Name of Partner            Percentage       Initial Capital Contribution
Units

Uniroyal Chemical Co./Cie    50%             Uniroyal Assets*
50
                                             Uniroyal Assumed Obligations*
Bayer Inc.                   50%             Bayer Assets*
50
                                             Bayer Assumed Obligations*

* As defined in the Purchase and Contribution Agreement

EXHIBIT B

To
Partnership Agreement
of Gustafson Partnership

ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

A.     Method of Invoking ADR Procedures

     1. These procedures may be invoked by any party by giving written notice to the others of the dispute and designating one or more persons (collectively, the "Designee") to act on behalf of the disputing party regarding the dispute. The other parties shall be required to respond to the disputing party's notice within ten (10) business days by designating in writing its own Designee. A party may choose to represent itself, or if it appoints a Designee, its officers may nonetheless attend such meetings.

     2. The parties, each acting through its Designee, shall meet at a mutually acceptable time and place within ten (10) business days after the non-disputing party designates its Designee to the others. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

     3. If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

     4. The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) business days after the conclusion of the negotiations described in paragraph 3 above, then the parties shall select a neutral Third Party from American Arbitration Association ("AAA") in New York, New York, with the assistance of AAA, unless the parties agree otherwise in finding a mutually acceptable mediator.

     5. Each party to the dispute shall bear an equal share of the fees and costs of the mediator, and any fees and costs of AAA.

     6. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days from appointment of a mediator by any of the parties or the AAA.

     7. The parties agree that the mediation period may be extended for an additional thirty (30) days beyond the initial thirty (30) day period upon agreement of the parties. Either party may terminate the mediation at any time after the initial thirty (30) days or when any agreed upon extension has expired.

B.     Mediation Procedures

     1.     The mediator shall be neutral and impartial.

     2. The mediator shall control the procedural aspects of the mediation. The parties will cooperate fully with the mediator.

        (a) The mediator is free to meet and communicate separately with each party.

        (b) The mediator will decide when to hold joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

     3. Each party may be represented by more than one person, including an attorney.

     4.     The process will be conducted expeditiously.

     5. The mediator will not transmit information received from any party to another party or any third person unless authorized to do so by the party transmitting the information.

     6. The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the applicable rules of evidence. Further, the parties will not disclose the existence of a dispute or information regarding the mediation to third persons including, without limitation, the media.

     7. The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures. The parties agree that any and all statutes of limitation or periods of time for taking action shall be tolled during the time period that the parties are engaged in mediation.

     8.     Unless all parties and the mediator otherwise agree in writing:

          (a) The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not parties to this mediation);

          (b) The mediator, at the conclusion of the mediation, will immediately either destroy and certify destruction of, or return to the providing party, any and all documents and information in the mediator's possession, whether or not the mediation was successful; and

          (c) The mediator will not be subpoenaed in any such investigation, action or preceding and all parties will oppose any effort to have the mediator subpoenaed.

     9. The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

     10. The mediator shall not be liable for any act or omission in connection with the mediation.

     11. The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

C.     Litigation

     If the parties do not resolve the dispute through mediation within the period provided in Part A above, the parties may pursue any and/or all applicable legal and/or equitable remedies available to them.


EXHIBIT C

To
Partnership Agreement
of Gustafson Partnership

FORMS OF OPERATIVE AGREEMENTS

1.     Marketing Agreement.

2.     Pre-Exercise Agreement.

3.     Post-Exercise Agreement.

4. Technology Cross-License Agreement by and between Gustafson LLC and Agro ST Inc.

5.     Cross-License Agreement.



ANNEX

ALLOCATION OF PROFIT AND LOSS

     WHEREAS it is the intention of the Initial Partners that the income (including gains) and losses of the Partnership be allocated for general purposes (including Capital Accounts) according to each Partner's Percentage Interest in the Partnership but that recognition be made for tax purposes of the fact that eligible capital property acquired by the Partnership from an Initial Partner pursuant to the Purchase and Contribution Agreement was the subject of a subsection 97(2) election under the ITA, the Partnership's income and losses as determined for income tax purposes will be allocated to the Initial Partners in accordance with the provisions of this Annex until the loss of deductions to the Partnership resulting from such election have been fully reflected as additional income inclusions of the Initial Partner that benefitted from the non-recognition treatment of such contribution (or as greater loss allocations to other Partner(s)).

1.     Defined Terms.

          "Adjustment" for a particular Fiscal Period of the Partnership shall mean an amount equal to A where

A =     [7% x (B - C)] + D;

B =     75% of the amount by which the fair market value of all the eligible capital property contributed by Uniroyal-CA to the Partnership pursuant to the Purchase and Contribution Agreement, as determined for Capital Account purposes, exceeds the aggregate of all elected amounts in respect of such eligible capital property determined for purposes of the Section 97(2) election referred to in
Section 10.5 of this Agreement;

C =     the aggregate amount of Adjustments determined for previous Fiscal
Periods; and

D =     where the Partnership disposes of all or part of any eligible capital property which has been contributed by Uniroyal-CA to the Partnership under the Purchase and Contribution Agreement (such contributed eligible capital property or contributed part of the eligible capital property to be referred to as the "Contributed Eligible Capital Property"), the lesser of:

     (i) 75% of the amount of the proceeds received by the Partnership upon the disposition of such Contributed Eligible Capital Property;

     (ii) 75% the amount of the Purchase Price (as defined in the Purchase and Contribution Agreement) allocated to such Contributed Eligible Capital Property pursuant to the Purchase and Contribution Agreement; and

     (iii)     (B - C) - [7% x (B - C)].

         "Business Income" or "Business Loss" for any Fiscal Period means the income or loss, as the case may be, of the Partnership for such Fiscal Period from carrying on business for the purposes of the ITA.

        "Income Carry-Forward Account" of Uniroyal-CA, shall initially be nil and shall be adjusted at the end of each Fiscal Period in accordance with
Section 3(d) of this Annex.

         "GAAP Profit" and "GAAP Loss" for each Fiscal Period (or other period for which GAAP Profit or GAAP Loss must be computed) means the net income or net loss from the operations of the Partnership for the period as determined by Canadian GAAP.

         "Proportionate Share", when used with respect to a Partner, shall be equal to the Percentage Interest of such Partner in the Partnership.

2.     Allocation of Profit or Loss for Capital Account Purposes.

          Each Partner's Proportionate Share of GAAP Profit or GAAP Loss, unaffected by this Annex, for each Fiscal Period shall be credited or charged, as the case may be, to such Partner's Capital Account, as provided in 3.6.1 and
3.6.2 of the Partnership Agreement.

3.     Allocation of Income or Loss for Tax Purposes.

          (a) General. For each Fiscal Period, the Partnership shall compute its income or loss from every source pursuant to the ITA.

          (b)     Allocation of Business Income.  Business Income for each
Fiscal
Period shall be allocated between Uniroyal-CA and Bayer-CA as follows and in the following order of priority:

               (i)     To Uniroyal-CA, the aggregate of:

                    (A) for each Fiscal Period, the lesser of (1) the Business Income of the Partnership for such Fiscal Period, or (2) an amount equal to the Adjustment for such Fiscal Period; and

                    (B) the lesser of (1) the Business Income of the Partnership for such Fiscal Period, less any Business Income for such Fiscal Period allocated pursuant to Section 3(b)(i)(A) of this Annex, or (2) an amount equal to the balance of Uniroyal-CA's Income Carry-Forward Account immediately after the end of the previous Fiscal Period; and

               (ii) To each of Uniroyal-CA and Bayer-CA, an amount equal to such Partner's Proportionate Share of the excess, if any, of the Business Income of the
Partnership for such Fiscal Period over the aggregate of the Business Income for such Fiscal Period allocated pursuant to Section 3(b)(i) of this Annex.

          (c) Allocation of Business Loss. Business Loss of each Fiscal Period shall be allocated between Uniroyal-CA and Bayer-CA as follows and in the following order of priority:

               (i)     To Bayer-CA, the aggregate of:

              (A) for each Fiscal Period, the lesser of (1) the Business Loss of the Partnership for such Fiscal Period, or (2) an amount equal to the Adjustment for such Fiscal Period; and

                    (B) the lesser of (1) the Business Loss of the Partnership for such Fiscal Period, less any Business Loss for such Fiscal Period allocated pursuant to Section 3(c)(i)(A) of this Annex, or (2) an amount equal to the balance of Uniroyal-CA's Income Carry-Forward Account immediately after the end of the previous Fiscal Period; and
               (ii) To each of Uniroyal-CA and Bayer-CA, an amount equal to such Partner's Proportionate Share of the excess if any, of the Business Loss of the Partnership for such Fiscal Period over the aggregate of the Business Loss for such Fiscal Period allocated pursuant to Section 3 (c) (i) of this Annex.

          (d) Adjustments to Income Carry-Forward Account. The Income Carry-Forward Account of Uniroyal-CA shall be adjusted at the end of each of Fiscal Period as follows:

               (i) Uniroyal-CA's Income Carry-Forward Account shall be increased by an amount equal to, with respect to each Fiscal Period, the excess, if any, of the amount described in Section 3(b)(i)(A)(2) of this Annex over the amount of Business Income allocated to Uniroyal-CA pursuant to Section 3(b)(i)(A) of this Annex for such Fiscal Period;

               (ii) Uniroyal-CA's Income Carry-Forward Account shall be decreased by an amount of Business Income allocated to Uniroyal-CA pursuant to
Section 3(b)(i)(B) of this Annex for such Fiscal Period; and

               (iii) Uniroyal-CA's Income Carry-Forward Account shall be decreased by an amount equal to the aggregate of:

                    (A) with respect to each Fiscal Period, the amount of Business Loss allocated to Bayer-CA pursuant to Section 3(c)(i)(A) of this Annex for such Fiscal Period; and

                    (B) the amount of Business Loss allocated to Bayer-CA pursuant to Section 3(c)(i)(B) of this Annex for such Fiscal Period.

          (e) Allocation of Other Income or Loss. For each Fiscal Period, the Partnership shall compute its income or loss ("Non-Business Income or Loss") from each source other than Business Income or Business Loss pursuant to the ITA.
In the event that, following the allocations of Business Income and Business Loss pursuant to Section 3(b) and (c) of this Annex and the corresponding adjustments pursuant to Section 3(d) of this Annex for such period, the Income Carry-Forward Account of Uniroyal-CA is greater than nil, then such Non-Business Income or Loss shall be allocated between the Partners in accordance with the principles set forth in Sections 3(b) and (c) of this Annex and the corresponding adjustments shall be made in the Income Carry-Forward Account of Uniroyal-CA in accordance with the principles set forth in Section 3(d) of this Annex. Each Partner's Proportionate share of anyNon-Business Income or Loss not allocated pursuant to the preceding sentence shall be allocated to such Partner.

          (f)     Equitable Adjustment.  If (i) a Partner transfers its
Interest in the Partnership and the Partnership is not terminated as a result of such transfer, or (ii) a Partner's Proportionate Share changes, the provisions of this Section 3 of this Annex shall be amended in an appropriate manner to give effect to the admission of such transferee to the Partnership or the change in such Proportionate Share and to ensure that the purposes of this Section 3 are fulfilled.

4.     Tax Assessments.

     (a) Consultation. No Partner shall make any agreement on its own behalf with respect to a proposed or threatened assessment, reassessment, or other tax matter in respect of the activities of the Partnership without consulting with the other Partner.

     (b) Adjustments. If the allocation of income or loss to a Partner in accordance with the provisions of this Agreement is determined by:

          (i) Revenue Canada or a provincial revenue authority not to be reasonable having regard to all the circumstances, and the Partner agrees to report a share of income (or loss) from the Partnership for tax purposes that is higher than (or lower than) the amount allocated in accordance with this Agreement; or

          (ii) a court having jurisdiction in that matter (after all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken) not to be reasonable having regard to all the circumstances;

    the income or loss for tax purposes of the other Partner may be adjusted to reflect the change to the first Partner's income or loss for tax purposes, and each Partner shall take all reasonable steps to give effect to the adjustment, including the filing of amended tax returns.